Exhibit 2.1

Agreement and Plan of Merger

By And Among

Nest Parent, Inc.,

Nest MergerSub, Inc.,

And

National Technical Systems, Inc.

August 15, 2013

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		2

1.1	Certain Defined Terms	2
1.2	Table of Definitions	10

ARTICLE II THE MERGER		12

2.1	The Merger	12
2.2	Closing	12
2.3	Effective Time	12
2.4	Effects of the Merger	12
2.5	Articles of Incorporation; Bylaws	13
2.6	Directors	13
2.7	Officers	13

ARTICLE III EFFECT OF THE MERGER ON CAPITAL STOCK		13

3.1	Effect of the Merger on Capital Stock	13
3.2	Surrender and Payment	14
3.3	Dissenting Shares	16
3.4	Adjustments	17
3.5	Withholding Rights	17
3.6	Lost Certificates	17
3.7	Treatment of Equity Awards	17
3.8	Warrants	18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		18

4.1	Organization and Good Standing	18
4.2	Subsidiaries	19
4.3	Power, Authority and Consents	20
4.4	No Conflict	21
4.5	Capitalization of the Company	22
4.6	Company SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance	24
4.7	Litigation	26
4.8	Taxes	27
4.9	No Undisclosed Liabilities	29
4.10	Real Property and Personal Property Matters	30
4.11	Contracts, Agreements, Arrangements, Commitments and Undertakings	33
4.12	Intellectual Property	35
4.13	Compliance with Laws; Permits	37
4.14	Employees, ERISA and Other Compliance	38
4.15	Environmental Compliance and Conditions	40
4.16	Government Contracts and Government Bids	41
4.17	Merger Expenses	42
4.18	Insurance	42
4.19	Related Party Transactions	43
4.20	Product Liability and Warranty	43
4.21	Company Proxy Statement	43
4.22	Absence of Certain Changes or Events	44
4.23	Anti-Takeover Provisions	44
4.24	Opinion of Financial Advisor	44
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4.25	Occupational Safety and Health Matters	44
4.26	Standstill	45

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		45

5.1	Organization and Good Standing	45
5.2	Power, Authority and Consents	45
5.3	No Conflict	46
5.4	Interim Operations of Merger Sub	47
5.5	Shareholders Consent	47
5.6	Merger Expenses	47
5.7	Financing	47
5.8	Solvency	48
5.9	Proxy Statement	48
5.10	Limited Guaranty	48

ARTICLE VI COMPANY COVENANTS		48

6.1	Advice of Changes	48
6.2	Maintenance of Business	48
6.3	Conduct of Business	49
6.4	Reasonable Best Efforts; Regulatory Approvals	52
6.5	Acquisition Proposals	53
6.6	Preparation of Company Proxy Statement; Approval of Company Shareholders	58
6.7	Litigation	59
6.8	Access to Information	60
6.9	Company Cooperation with Debt Financing Efforts	60
6.10	Discharge of Company Funded Indebtedness and Release of Encumbrances	60
6.11	Satisfaction of Condition`s Precedent	61
6.12	Section 16 Matters	61
6.13	Directors	61
6.14	Public Announcements	61

ARTICLE VII PARENT COVENANTS		61

7.1	Advice of Changes	61
7.2	Regulatory Approvals; Reasonable Best Efforts	61
7.3	Parent Financing	63
7.4	Indemnification of Company Directors and Officers	64
7.5	Employees; Benefit Plans	65
7.6	Public Announcements	66

ARTICLE VIII CONDITIONS TO CLOSING OF MERGER		66

8.1	Conditions to Each Party's Obligation to Effect the Merger	66
8.2	Additional Conditions to Obligations of Parent and Merger Sub	67
8.3	Additional Conditions to Obligations of the Company	68
8.4	Frustration of Closing Conditions	68

ARTICLE IX TERMINATION OF AGREEMENT		68

9.1	Termination by Mutual Consent	68
9.2	Termination by Either Parent or the Company	68
9.3	Termination by the Company	69
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9.4	Termination by Parent	70
9.5	Notice of Termination; Effect of Termination and Abandonment	70
9.6	Termination Fee and Expenses	71
9.7	Acknowledgement	72
9.8	Limitation on Liability	72

ARTICLE X MISCELLANEOUS		73

10.1	Survival	73
10.2	Governing Law	73
10.3	Submission to Jurisdiction; Limitation on Suits Against Financing Sources	73
10.4	Waiver of Jury Trial	74
10.5	Assignment; Binding Upon Successors and Assigns	74
10.6	Severability	74
10.7	Counterparts	74
10.8	Remedies; Specific Performance	74
10.9	Amendments and Waivers	76
10.10	Expenses	76
10.11	Attorneys' Fees	76
10.12	Notices	77
10.13	Interpretation; Rules of Construction	78
10.14	Third Party Beneficiary Rights	78
10.15	Entire Agreement	79
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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 15, 2013 (the "Agreement Date"), by and among Nest Parent, Inc., a Delaware corporation ("Parent"), Nest MergerSub, Inc., a California corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and National Technical Systems, Inc., a California corporation (the "Company").

RECITALS

A.            The parties intend that, pursuant to the terms and subject to the conditions set forth in this Agreement, the California General Corporation Law (the "CGCL") and other Applicable Laws (as defined below), Merger Sub shall merge with and into the Company, with the Company to be the surviving corporation of the Merger.

B.            The Boards of Directors of Parent and Merger Sub have (i) determined that it is in the best interests of their respective entities and shareholders, and declared it advisable, to enter into this Agreement and (ii) have approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

C.             The Board of Directors of the Company (the "Company Board"), acting on the unanimous recommendation of the special committee of the Company Board (the "Special Committee" ), has (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved and agreed to recommend adoption of this Agreement by the shareholders of the Company.

D.            Concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, each of Aurora Equity Partners IV L.P. and Aurora Overseas Equity Partners IV L.P. (each, a "Guarantor" and, collectively, the "Guarantors") have provided a limited guaranty (the "Limited Guaranty"), on a several, and not joint basis, with respect to certain of Parent's obligations under this Agreement.

E.            Concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain shareholders of the Company are entering into an agreement pursuant to which each such shareholder has agreed, among other things, to vote the Common Shares held by such Person in favor of the Merger.

F.             Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1           Certain Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

"Acquisition Proposal" means any inquiry, proposal or offer from any Person or group of Persons (other than Parent or Merger Sub) relating to, in one or a series of transactions (A) the direct or indirect purchase or acquisition of 15% or more of the Equity Interests in the Company (by vote or by value), (B) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company that, if consummated, would result in the acquisition of 15% or more of the outstanding Equity Interests in the Company (by vote or value), (C) any sale of assets, recapitalization, equity investment, license, joint venture, liquidation, dissolution, disposition or other similar transaction which would, directly or indirectly, result in any Third Party acquiring an interest in assets representing, directly or indirectly, 15% or more of the net revenues, net income, cash flow or assets of the Company and its Subsidiaries, taken as a whole, (D) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any Equity Interest in any Person that holds assets generating or representing, directly or indirectly, 15% or more of the net revenues, net income, cash flow or assets of the Company and its Subsidiaries, taken as a whole, (E) any tender offer, self-tender or exchange offer that if consummated would result in any Third Party acquiring of 15% or more of the Equity Interests in the Company (by vote or by value), or (F) any combination of the foregoing.

"Affiliate" has the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act.

"Applicable Law" means, collectively, all foreign, federal, state, local or municipal laws (including common law), statutes, ordinances, regulations, codes, and rules (including rules of any applicable national securities exchange), and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.

"Balance Sheet Date" means April 30, 2013.

"Benefit Plan" means each "employee benefit plan" within the meaning of Section 3(3) of ERISA, and any other stock option, stock appreciation right, phantom stock, stock purchase, change-in-control, bonus, long- or short-term incentive, or deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, agreements, policies, programs, and arrangements, in effect and that covers any employees of the Company or the beneficiaries or dependents of any such Persons and any current employment or executive compensation or severance agreements, written or otherwise, that are maintained, sponsored, or contributed to by the Company, or under which the Company has or could have any present or future Liabilities.

"Business Day" means any day, other than Saturday, Sunday or any day on which banking institutions located in Los Angeles, California are authorized or required by Applicable Law or other governmental action to close.

"Certificate of Merger" means the certificate of merger to be filed with the Office of the Secretary of State of the State of California in such appropriate form as shall be required by the CGCL.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning ascribed to it in the preamble.

"Company Balance Sheet" means the Company's unaudited interim balance sheet as of the Balance Sheet Date included in the Company Financial Statements.

"Company Board" has the meaning ascribed to it in the recitals.

"Company Business" means the business of the Company and its Subsidiaries as presently conducted.

"Company Bylaws" means the bylaws of the Company, as amended to date.

"Company Charter" means the Company's Articles of Incorporation, filed with the California Secretary of State on May 29, 1996, as amended to date.

"Company Common Stock" means the common stock, no par value of the Company.

"Company Disclosure Schedule" means the disclosure schedule attached hereto and dated as of this Agreement Date and delivered by the Company to Parent concurrent with the execution of this Agreement.

"Company Financial Statements" means (A) the Company's audited financial statements for the fiscal year ended January 31, 2013; and (B) the Company's unaudited interim financial statements for the quarterly period ended April 30, 2013.

"Company's Knowledge" means, with respect to a particular fact, circumstance, event or other matter in question, (a) the actual knowledge of William C. McGinnis, Michael El-Hillow, Dwight Moore, Derek Coppinger and Douglas Briskie or (b) which any of the foregoing persons would reasonably be expected to know given their title and responsibilities.

"Company LTIP Plans" means the Company's 2006 Long Term Incentive Plan and 2010 Long Term Incentive Plan, each as amended.

"Company Material Contract" means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 4.11.

"Company Options" means options to purchase shares of Company Common Stock issued pursuant to the Company Stock Plans.

"Company Preferred Stock" means the Preferred Stock, no par value of the Company.

"Company Stock Plans" means the 2002 Stock Option Plan of the Company and the 2006 Equity Incentive Plan of the Company, each as amended to date.

"Company Shareholders" means the holders of shares of Company Common Stock.

"Contract" means any written or oral legally binding contract, agreement, instrument, obligation, arrangement, permit, concession, franchise, commitment, understanding or undertaking (including leases, licenses, mortgages, bonds, notes, debenture, guarantees, sublicenses, subcontracts purchase or sale orders).

"Encumbrance" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

"Equity Award" means, any Unvested Equity Award and any Vested Equity Award.

"Equity Interest" of any Person means any (a) capital stock, membership, joint venture or partnership interest or other equity or voting interest of or in such Person; (b) securities directly or indirectly convertible into or exchangeable for any of the foregoing; (c) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into, exercisable for or exchangeable for any of the foregoing; or (d) Contracts, calls or claims of any kind relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any entity which is a member of (a) a "controlled group of corporations," as defined in Section 414(b) of the Code; (b) a group of entities under "common control," as defined in Section 414(c) of the Code; or (c) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Facilities" means the facilities, improvements, buildings, transportation, and storage facilities and other structures owned by the Company that are located on Leased Real Property or Owned Real Property and all fixtures attached or appurtenant thereto or located thereon, and all licenses, privileges and rights relating to the foregoing (other than those included in the Leased Real Property or Owned Real Property), in each case to the extent predominately used in the operation of the Company Business.

"Financing Sources" means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Financing Commitments and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the Debt Financing Commitments) relating thereto.

"GAAP" means United States generally accepted accounting principles consistently applied.

"Governmental Authority" means any federal, state, local or foreign court or tribunal, governmental, judicial, arbitral, legislative, executive or regulatory body (or subdivision thereof), administrative agency, self-regulatory authority, instrumentality, agency commission or other governmental authority or body.

"Government Bid" means any offer made by the Company or any of its Affiliates (including its Subsidiaries) prior to the Closing Date which, if accepted, would result in a Government Contract.

"Government Contract" means any Contract arising out of the operation of the Company Business, including any teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement of any kind, between the Company or any of its Subsidiaries on the one hand, and (a) the United States. Government, (b) any prime contractor to the United States Government in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract described in clause (a) or clause (b) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

"Indebtedness" means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

"Independent Accounting Firm" means Ernst & Young, LLP.

"Intellectual Property" means, collectively, whether protected, created or arising under any Applicable Law, all industrial and intellectual property rights arising anywhere in the world, including patents, utility models, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, memoranda and records, and together with the goodwill associated with any of the foregoing.

"Intervening Event" means a material event or circumstances that was not known to the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to obtaining the Requisite Company Vote; provided, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

"Lease" means all written or oral leases, subleases and other agreements under which the Company or any Subsidiary leases, subleases or otherwise uses or occupies, or has the right to lease, use or occupy, any real property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).

"Leased Real Property" means all real property that the Company or any Subsidiary leases, subleases or otherwise uses or occupies, or has the right to lease, use or occupy, pursuant to a Lease.

"Liabilities" means debts, liabilities and obligations of any nature, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Applicable Law, Action or order issued or promulgated by a Governmental Authority and those arising under any Contract.

"License Agreement" means any Contract that provides for the grant of a license or other right with respect to or otherwise involving any Company IP Rights, except for commercially available off-the-shelf software licensed to the Company or any Subsidiary in object code form solely for internal use for an aggregate license fee of less than $50,000 or non-exclusive internal use licenses granted to customers or end users in the ordinary course of business based on the Company's standard form agreements.

"Material Adverse Effect" means any change, event, circumstance, occurrence, condition, state of facts or effect that (A) is, individually or in the aggregate, materially adverse in relation to the condition (financial or otherwise), business, assets, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole or (B) materially impairs the ability of that entity to consummate, or prevents or materially delays, the Merger; provided, however, that in the case of clause (A) above only, Material Adverse Effect shall not include any change, event, circumstance, occurrence, condition, state of facts or effect to the extent resulting from (1) actions by such entity required to be taken in accordance with the terms of this Agreement or taken at the direction or request of another party to this Agreement; (2) changes in general economic or political conditions globally, political systems, currencies, securities, or financial markets; (3) changes generally affecting the industry in which such entity operates; (4) acts of God, earthquakes, acts of terrorism or military actions whether or not pursuant to the declaration of a national emergency or war; (5) any change in the Company's stock price or trading volume, in and of itself; (6) any failure to meet internal projections, forecasts or revenue or earnings projections of industry analysts for any period; or, (7) changes in Applicable Laws or accounting rules; provided, that with respect to subclause (5) or subclause (6) the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of "Material Adverse Effect" may be taken into account in determining whether there has been a Material Adverse Effect).

"Merger Consideration" means the product of (i) the Per Share Consideration, multiplied by (ii) the number of Common Shares issued and outstanding immediately prior to the Effective Time (excluding the shares of Company Common Stock owned by Parent, Merger Sub or the Company or any of their respective Subsidiaries, and, subject to Section 3.3, also excluding Dissenting Shares).

"Merger Sub" has the meaning ascribed to it in the preamble.

"NDA" means the Confidentiality Agreement entered into between Aurora Management Partners LLC and the Company on June 5, 2013.

"Occupation Safety and Health Law" means any Applicable Law of any Governmental Authority enacted or promulgated which requires or relates to Occupational Safety and Health Matters.

"Occupational Safety and Health Liabilities" means cost, damage, expense, liability, obligation, duty to indemnify, defend or reimburse, or other responsibility consisting of or relating to (a) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, remedial costs, and expenses arising under Occupational Safety and Health Law; (b) financial responsibility for corrective action, including without limitation any investigation, or abatement action including but not limited to engineering or administrative controls, or the use of required personal protective equipment, required by any applicable Occupational Safety and Health Law, or by any final order, writ, judgment, injunction or decree of any applicable federal or state Occupational Safety and Health authority; and (c) any other compliance, corrective, or remedial measures required under Occupational Safety and Health Law.

"Occupational Safety and Health Matters" means all matters related to health and safety of employees, temporary employees, independent contractors or employees of independent contractors at the Facilities.

"Owned Real Property" means all real property that the Company or any Subsidiary owns.

"Parent Disclosure Schedule" means the disclosure schedule attached hereto and dated as of this Agreement Date and delivered by Parent and Merger Sub to the Company concurrent with the execution of this Agreement.

"Parent Material Adverse Effect" means any event, change, circumstance, occurrence, effect or state of acts that materially impairs the ability of Parent and Merger Sub to consummate, or prevents or materially delays, the Merger.

"Parent Parties" collectively, (i) Parent, Merger Sub, the Guarantors, the Financing Sources and any of their respective current, former or future Affiliates and (ii) the current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives or agents if any of the Persons listed in the foregoing clause (i).

"Permitted Encumbrances" means (a) statutory liens for taxes that are not yet due and payable and water, sewer and other assessments not yet due and payable; (b) statutory liens to secure obligations to landlords under leases or rental agreements incurred in the ordinary course of business relating to obligations as to which there is no default and the payment of which is not yet due; (c) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens incurred in the ordinary course of business relating to obligations as to which there is no default and the payment of which is not yet due; (e) Encumbrances, matters of record, including easements, rights-of-way, covenants, restrictions, conditions, setbacks, encroachments, gaps and gores, and other imperfections of title that are typical for the applicable property type and locality, none of which, individually or in the aggregate, materially impairs the use, value or operations of the affected property or materially interferes with the use of such property in the conduct of the Company Business (excluding, however, any mortgage lien or other similar security interest securing any financing relating directly to the Owned Real Property or any Company's leasehold estate in any Leased Real Property, which mortgage liens and other similar security interests shall be released and which financings shall be satisfied in full at Closing, and (f) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company Business.

"Person" means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

"Real Property" means, collectively, the Owned Real Property and the Leased Real Property.

"Representatives" means any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor or representative.

"Santa Clarita Property" means the property comprising approximately 118 acres of undeveloped land and located at the northeast corner of Golden Valley Road and Via Princessa, Santa Clarita, California, or as otherwise included in any portion of the parcels of land comprising Los Angeles County Assessors Parcel Numbers 2836-014-062 and 2836-014-063.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Special Committee" has the meaning ascribed to it in the recitals.

"Subsidiary" of a Person means a corporation or other Person in which such first Person owns, directly or indirectly, at least a 50% interest or that is otherwise, directly or indirectly, controlled by such Person (which shall be deemed the case if such first Person has the power to elect more than 50% of the board of directors or other governing body of such Person), or is or would be consolidated in such party's financial statements pursuant to GAAP.

"Superior Proposal" means any unsolicited bona fide binding written Acquisition Proposal not resulting from any violation or breach of any obligation of the Company set forth in Section 6.5, that is not subject to any financing condition or, if financing is required, such financing is then fully committed or reasonably determined to be available by the Company Board, which the Company Board determines in good faith, upon the recommendation of the Special Committee (after consultation with an independent financial advisor and outside legal counsel), and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, equityholder litigation, identity of the Person or group making the Acquisition Proposal, breakup fee and expense reimbursement provisions and other events or circumstances, (A) is reasonably likely to be consummated in accordance with its terms and (B) is more favorable to the Company Shareholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement; provided, that for purposes of this definition of "Superior Proposal," (i) all references in the term "Acquisition Proposal" to "15%" shall be deemed to be references to the lesser of (a) "80%" and (b) 100% minus the number of Equity Interests held by officers of the Company and proposed to be rolled over into the acquirer.

"Tax" (and, with correlative meaning, "Taxes") means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, lease, service, ad valorem, transfer, recording, escheat, franchise, profits, net worth, gains, license, withholding, payroll, employment, unemployment, social security, retirement, estimated, excise, severance, stamp, occupation, premium, real or personal property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign); (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period (including pursuant to Treasury Regulations § 1.1502-6 or comparable provisions of state, local or foreign tax law); and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

"Tax Return" means any report, return, election, notice, estimate, declaration, information statement, claim for refund or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Governmental Authority in connection with any Tax, and shall include any amendment to any of the foregoing.

"Taxable Period" means any taxable year (or portion thereof) or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period) with respect to which any Tax may be imposed under any Applicable Law.

"Third Party" shall mean any Person or group other than the Company, the Subsidiaries, Parent or any Affiliate of Parent.

"Vested Equity Award" means each option to acquire shares of Company Common Stock and restricted stock units then outstanding and vested and/or exercisable.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement.

1.2            Table of Definitions. The following terms have the meanings set forth in the Sections referenced below.

Action	Section 4.7
Agreement	Preamble
Agreement Date	Preamble
Alternative Financing	Section 7.3(b)
Board Recommendation	Section 6.5(d)
Book-Entry Shares	Section 3.1(c)
Certificate	Section 3.1(c)
CGCL	Recitals
Change in Board Recommendation	Section 6.5(d)
Closing	Section 2.2
Closing Date	Section 2.2
Common Share(s)	Section 3.1(a)
Company	Preamble
Company Board	Recitals

Company Continuing Employees	Section 7.5(a)
Company Indemnifications Provisions	Section 7.4(a)
Company Indemnified Parties	Section 7.4(a)
Company IP Rights	Section 4.12(a)
Company Proxy Statement	Section 4.21
Company SEC Reports	Section 4.6(a)
Company Subsidiary Securities	Section 4.2(c)
Company-Owned IP Rights	Section 4.12(a)
Consent	Section 4.3(b)
Debt Financing	Section 5.7
Debt Financing Commitments	Section 5.7
Dissenting Shares	Section 3.3
Effective Time	Section 2.3
End Date	Section 9.2(a)
Environmental and Safety Requirements	Section 4.15(a)
Equity Financing	Section 5.7
Equity Financing Commitments	Section 5.7
Exchange Agent	Section 3.2(a)
FAR	Section 4.16(a)
Financing	Section 5.7
Financing Commitments	Section 5.7
Governmental Permits	Section 4.13(b)
Guarantor	Recitals
Guarantors	Recitals
Hazardous Substance	Section 4.15
HSR Act	Section 4.3(b)
Insurance Policies	Section 4.18)
Letter of Transmittal	Section 3.2(a)
Limited Guaranty	Recitals
Merger	Section 2.1
Merger Sub	Preamble
Notice Period	Section 6.5(e)(ii)
Parent	Preamble
Parent Benefit Plans	Section 7.5(b)
Parent Expenses	Section 9.6(d)
Payment Fund	Section 3.2(a)
Payoff Letters	Section 6.10
Per Share Consideration	Section 3.1(b)
Personal Property Leases	Section 4.10(e)
Requisite Company Vote	Section 4.3(a)
Reverse Termination Fee	Section 9.6(e)
Sarbanes-Oxley Act	Section 4.6(c)
Shareholders Meeting	Section 6.6(a)
Special Committee	Recitals
Substitute Financing	Section 7.3(b)
Substitute Financing Commitments	Section 7.3(b)

Surviving Corporation	Section 2.1
Termination Fee	Section 9.6(c)
Unvested Equity Award	Section 3.7(a)
Warrant	Section 3.8

ARTICLE II
THE MERGER

2.1           The Merger. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the CGCL, at the Effective Time, Merger Sub will be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the CGCL as the surviving corporation in the Merger (the "Surviving Corporation").

2.2           Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the "Closing") will take place at 7:00 AM Pacific time on the second Business Day after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to and in accordance with Article IX or another date and time is agreed to in writing by Parent and the Company. The Closing shall be held at the offices of Sheppard, Mullin, Richter & Hampton LLP located at 333 South Hope Street, Forty-Third Floor, Los Angeles, California 90071, unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the "Closing Date."

2.3           Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company, Parent and Merger Sub will cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL. The parties hereto shall make all other filings, recordings or publications required by the CGCL in connection with the Merger. The Merger will become effective at the time the Certificate of Merger is duly filed with the Secretary of the State of California or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time").

2.4           Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the CGCL, including Section 1107 of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

2.5           Articles of Incorporation; Bylaws. At the Effective Time, (a) the articles of incorporation of the Surviving Corporation shall be amended and restated to be identical to the articles of incorporation of Merger Sub immediately prior to the Effective Time, except that Article I of the articles of incorporation of the Surviving Corporation shall read as follows: "The name of this corporation is National Technical Systems, Inc."; and (b) the bylaws of the Surviving Corporation shall be amended and restated to be identical to the bylaws of Merger Sub immediately prior to the Effective Time, except that all references to Merger Sub in the bylaws of the Surviving Corporation shall be changed to refer to "National Technical Systems, Inc."

2.6           Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.7           Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK

3.1           Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company, the following shall occur:

(a)            Cancellation of Certain Company Common Stock. Each share of Company Common Stock (each, a "Common Share" and collectively, the "Common Shares") that is held by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect Subsidiaries will automatically be cancelled and will cease to exist without any conversion thereof, and no consideration will be delivered in exchange therefor.

(b)           Conversion of Company Common Stock. Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Common Shares to be cancelled in accordance with Section 3.1(a), and (ii) Dissenting Shares) will be converted, subject to Section 3.2(g), into the right to receive in cash $23.00 per Common Share, payable to the holder thereof, without interest and less any applicable withholding taxes (the "Per Share Consideration").

(c)            Cancellation of Common Shares. At the Effective Time, all Common Shares will no longer be outstanding and all Common Shares will automatically be cancelled and will cease to exist, and, subject to Section 3.3, each holder of a certificate formerly representing any such Common Shares (each, a "Certificate") and book-entry shares which immediately prior to the Effective Time represented Common Shares (the "Book-Entry Shares") will cease to have any rights with respect thereto, except only the right to receive the Merger Consideration allocable thereto in accordance with this Article III.

(d)            Conversion of Merger Sub Capital Stock. Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

3.2            Surrender and Payment.

(a)            Prior to the Effective Time, Parent, at its sole expense, shall appoint Computershare Trust Company N.A. or such other exchange agent as mutually agreed to in writing by the Company and Parent (the "Exchange Agent") to act as the agent for the purpose of exchanging the Merger Consideration for: (i) the Certificates, or (ii) Book-Entry Shares. At the Closing, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Common Shares, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the Common Shares represented by the Certificates and the Book-Entry Shares (the "Payment Fund"). The Payment Fund shall be invested for the benefit of the holders of Common Shares by the Exchange Agent as directed by Parent; provided, however, that: (A) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Shares represented by the Certificates and the Book-Entry Shares; and (B) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). If the Payment Fund is inadequate to pay the Merger Consideration that is payable in respect of all of the Common Shares represented by the Certificates and the Book-Entry Shares due to any loss in the Payment Fund or otherwise, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly (and in any case, within five (5) Business Days) to deposit in trust additional cash with the Exchange Agent sufficient to make all remaining payments required to be made pursuant to Section 3.1(b) hereof, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, and any amounts in excess of the amounts payable pursuant to Section 3.1 shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred in connection with the exchange of Common Shares for the Merger Consideration. The Payment Fund shall not be used for any purpose other than to pay the Merger Consideration that is payable in respect of all of the Common Shares represented by the Certificates and the Book-Entry Shares. Promptly after the Effective Time (and in any case, within five (5) Business Days), Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Common Shares at the Effective Time, a letter of transmittal in a customary form to be mutually agreed to by the Company and Parent (the "Letter of Transmittal") and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.

(b)            Each holder of Common Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Per Share Consideration allocable to such holder in respect of each Common Share held by such holder and represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 3.3, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the allocable Merger Consideration payable in respect thereof or the right to demand to be paid the "fair market value" of the Common Shares represented thereby as contemplated by Section 3.3. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share.

(c)            If any of the Per Share Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares formerly represented by such Certificate or Book-Entry Shares.

(e)            The stock transfer books of the Company shall be closed immediately upon the Effective Time and thereafter there shall be no further registration of transfers of Common Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f)             Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(g)           Any portion of the Payment Fund which remains undistributed to the holders of Common Shares for six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Common Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon but subject to any applicable withholdings. If any Certificates or Book-Entry Shares shall not have been exchanged prior to two years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect thereof shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h)            None of Parent, the Company or the Surviving Corporation shall be liable to any holder of Common Shares for any cash from the Payment Fund delivered to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

(i)             No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

3.3           Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.1, Common Shares which were outstanding on the date for the determination of shareholders entitled to vote on the Merger (other than Common Shares cancelled in accordance with Section 3.1(a)), which were not voted in favor of the Merger, and the holders of which (i) have demanded that the Company purchase such Common Shares at their fair market value in accordance with Section 1301 of CGCL (ii) have submitted such Common Shares for endorsement in accordance with Section 1302 of CGCL and (iii) have not otherwise failed to perfect or shall not have effectively withdrawn or lost their rights to be entitled to require the corporation to purchase their shares under CGCL (such Common Shares being referred to collectively as the "Dissenting Shares") shall not be converted into a right to receive the Merger Consideration allocable to such Dissenting Shares, but instead shall be entitled to only such rights as are granted by Section 1300 et. seq. of the CGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right to appraisal pursuant to Section 1300 et. seq. of the CGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1300 et. seq. of the CGCL, such Common Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration allocable thereto in accordance with Section 3.1(b), without interest thereon but subject to any applicable withholdings, upon surrender of such Certificate formerly representing such Common Share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice (and in any event within three (3) Business Days) of any demands received by the Company for appraisal of Common Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL that relates to such demand; provided, however, that commencing ten (10) Business Days prior to the Shareholders Meeting, the Company shall provide Parent with the aforementioned written notice within two (2) days of receipt by the Company of any such demand (or demand withdrawal), notice or instrument and in any event the Company shall provide to Parent all such demands, withdrawals, notices and/or instruments that it is in receipt of on the day prior to the Shareholders Meeting and for which notice has not already been provided to Parent, to Parent on the day prior to the Shareholders Meeting and shall provide notice of any such demand, withdrawal, notice or instrument received on the day of the Shareholders Meeting to Parent immediately following receipt. Parent shall have the opportunity and right to direct all negotiations, petitions and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which may be given or withheld in Parent's sole discretion), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

3.4           Adjustments. Without limiting the other provisions of this Agreement, if, at any time during the period between the Agreement Date and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as expressly permitted by this Agreement) by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Per Share Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock and to provide to the holders of Common Shares the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing in this Section 3.4 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.5           Withholding Rights. Notwithstanding anything herein to the contrary, each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any Person pursuant to this Article III such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

3.6            Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the allocable Merger Consideration to be paid in respect of the Common Shares formerly represented by such Certificate as contemplated under this Article III, without any interest thereon but subject to any applicable withholdings.

3.7            Treatment of Equity Awards.

(a)            The Company shall take all requisite action so that, immediately prior to the Effective Time, each option to acquire shares of Company Common Stock, restricted shares of Company Common Stock, and restricted stock units set forth on Section 3.7(a) of the Company Disclosure Schedule then outstanding and unvested and/or not exercisable (irrespective of any time- or performance-based condition or other contingency) (each, an "Unvested Equity Award"), shall become fully vested and exercisable. At the Effective Time, each Equity Award not previously exercised shall be, by virtue of the Merger and without any action on the part of Parent or Merger Sub, cancelled and converted into solely the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time (and in any case, within five (5) Business Days), an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Per Share Consideration over any applicable exercise price per share of such Equity Award, and (ii) the number of shares of Company Common Stock for which such Equity Award is exercisable, without interest and subject to applicable withholdings, including for income and employment Taxes (with the aggregate amount rounded down to the nearest whole cent); provided that if the exercise price per share of any such Equity Award is equal to or greater than the Per Share Consideration, then such Equity Award shall be canceled without any cash payment being made in respect thereof.

(b)            At or prior to the Effective Time, the Company, the Company Board and the Company's Compensation Committee shall adopt such resolutions and take such other actions, which may, to the extent required under the terms of the applicable Equity Awards, include obtaining consents of employees, officers, directors and any other holders of Equity Awards, as may be necessary to effectuate the provisions of Section 3.7(a). The Company shall take all actions necessary to cancel and terminate the Company Stock Plans and Company LTIP Plans effective no later than immediately prior to the Effective Time (it being understood and agreed that no further awards or other rights with respect to shares of Company Common Stock shall be granted thereunder following such termination).

3.8           Warrants. At the Effective Time, each warrant exercisable for shares of Company Common Stock ("Warrant"), shall by virtue of the Merger be terminated and shall be converted solely into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time (and in any case, within five (5) Business Days), an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Per Share Consideration over the then effective exercise price per share under the Warrant, and (ii) the number of shares of Company Common Stock for which the Warrant is then exercisable, provided that if the then exercise price per share under the Warrant is equal to or greater than the Per Share Consideration, then any such Warrant shall be canceled without any cash payment being made in respect thereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the Company Disclosure Schedule (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Schedule shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company hereby makes to Parent and Merger Sub the representations and warranties contained in this Article IV.

4.1            Organization and Good Standing. The Company is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company (i) is a corporation, limited partnership or limited liability company (as applicable), duly organized, validly subsisting or existing, (ii) in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing would not be material to the Company as a whole, and (iii) has the requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted in all material respects. Each of the Company and each of its Subsidiary is duly qualified or licensed as a foreign corporation, limited partnership, or limited liability company (as applicable) to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary (each such jurisdiction is set forth on Section 4.1 of the Company Disclosure Schedule) except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of the currently effective Company Charter and Company Bylaws and the articles of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries listed on Section 4.2 of the Company Disclosure Schedule, each as amended to date. The Company is not in violation of any provision of the Company Charter or Company Bylaws. No Subsidiary of the Company is in violation of its respective organizational documents, each as amended to date, in any material respect. The Company has made available to Parent true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the Agreement Date) of all meetings of the Company Board and each committee of the Company Board for the past five years.

4.2            Subsidiaries.

(a)            Section 4.2(a) of the Company Disclosure Schedule lists with respect to each Subsidiary of the Company: (i) the name, (ii) jurisdiction of organization, (iii) authorized and issued and outstanding shares, partnership interests, membership interests or other equity interests, as the case may be, and (iv) the record and beneficial owner of its equity interests.

(b)            (i) Except for the entities listed on Section 4.2(a) of the Company Disclosure Schedule, the Company does not have any Subsidiaries, or any Equity Interest in any Person, and (ii) the Company is not under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(c)            All of the outstanding capital stock of, or other equity or voting securities or ownership or voting interests in, each Subsidiary of the Company, is (1) duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights and (2) owned by the Company or other Subsidiary of the Company, if applicable, directly or indirectly, free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting securities or ownership or voting interests) and not subject to or issued in violation of any purchase option, call option, right of first refusal, subscription right or any similar right under any Applicable Law, the Company Charter, Company Bylaws and equivalent organizational documents of any Subsidiary or any Contract to which the Company or any Subsidiary is a party or is otherwise bound. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity or voting securities of or ownership or voting interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights, commitments, agreements or understandings of any character to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other equity or voting securities of or ownership or voting interests in, or any securities convertible into or exchangeable for any capital stock or other equity or voting securities of or ownership or voting interests in, any Subsidiary of the Company, including any agreements granting any preemptive rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any equity or voting securities of or ownership or voting interest in any Subsidiary of the Company, or (iii) restricted shares, share appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights issued by any Subsidiary of the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting securities of or ownership or voting interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or understanding with respect to the voting of any Company Subsidiary Securities (including voting trusts and proxies) or sale or transfer of any Company Subsidiary Securities. There are no registration rights, rights agreement, "poison pill" anti-takeover plan or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any Company Subsidiary Securities. There is no outstanding class of Company Subsidiary Securities registered under the Securities Act or the Exchange Act.

4.3            Power, Authority and Consents.

(a)            Power and Authority. The Company has all requisite corporate power and authority to enter into, execute, deliver and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Requisite Company Vote (as defined below) and the filing of the Certificate of Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company and no other shareholder votes are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote (and the filing of the Certificate of Merger and any other merger documents required by the CGCL and the filing of certain documents with the SEC and The NASDAQ Stock Market in order to delist and deregister the Company Common Stock). The affirmative vote or consent of the holders of at least a majority of the Common Shares outstanding on the record date of the Shareholders Meeting, voting together as a single class, to adopt this Agreement and approve the Merger (the "Requisite Company Vote") is the only vote or consent of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency (including all Applicable Laws related to fraudulent transfers), reorganization, moratorium and other similar Applicable Laws affecting creditors' rights generally and by general principles of equity.

(b)            No Consents. Subject to the receipt of the Requisite Company Vote, no consent, approval, waiver, order or authorization of, or registration, notice, declaration, or filing with (any of the foregoing being a "Consent") (i) any Governmental Authority; or (ii) any other Person is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement or to consummate the Merger, except for (v) the filing and recordation of the Certificate of Merger with the Office of the Secretary of State of the State of California, (w) the filing of the Company Proxy Statement with the SEC in accordance with the Exchange Act, and such other documents under the Exchange Act or the Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (x) such Consents as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")(y) such Consents as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country or the rules and regulations of The NASDAQ Stock Market, and (z), such other Consents the failure of which to be obtained or made, individually or in the aggregate, have not had and would reasonably be expected to have Material Adverse Effect.

(c)            Company Board Approval. The Company Board, at a meeting duly called and held at which a majority of the directors of the Company were present, acting on the unanimous recommendation of the Special Committee duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company's stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the shareholders of the Company for adoption and approval and (iv) resolving to recommend that the Company Shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.5.

4.4           No Conflict. The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not conflict with, or (with or without notice or lapse of time, or both) result in or give rise to a right of a termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit under, breach, impairment or violation of, constitute a default under, or result in the creation of any Encumbrance in or upon any of the properties, assets or rights of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitled under, or require any Consent of any Person pursuant to: (a) any provision of the Company Charter or Company Bylaws (or similar organizational documents of any Subsidiary of the Company), each as currently in effect, (b) subject to the governmental filings and other matters referred to in Section 4.3 any Applicable Law or any rule or regulation of The NASDAQ Stock Market applicable to the Company, any of its Subsidiaries any of their respective material assets or properties; or (c) any Company Material Contract.

4.5            Capitalization of the Company.

(a)            Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consists solely of 20,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock. A total of 11,697,729 shares of Company Common Stock and no shares of preferred stock are issued and outstanding as of the Agreement Date. As of the Agreement Date, no shares of Company Common Stock were held by the Company in treasury. The shares of preferred stock previously designated as Series A Junior Participating Preferred Stock that were reserved for issuance upon the exercise of the preferred stock purchase rights issuable pursuant to the Rights Agreement dated September 21, 2010 between the Company and Computershare Trust Company, N.A. are no longer so designated or reserved following the expiration of the Rights Agreement on August 24, 2012. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in material compliance with all requirements of Applicable Law. No shares of capital stock of the Company are owned by any Subsidiary of the Company.

(b)            Company Options.

(i)              The Company has reserved an aggregate of 198,991 shares of Company Common Stock for issuance pursuant to the Company Stock Plans (including shares subject to outstanding Equity Awards). A total of 194,500 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date.

(ii)               All of the outstanding Company Options (A) were granted in compliance with the terms of the Company Stock Plans, (B) have an exercise price per share of Company Common Stock equal to or greater than the fair market value of a Company Common Stock on the date of such grant, (C) have a grant date that is not earlier than the date on which the Company Board or the Company's Compensation Committee actually awarded such Company Options.

(iii)              A total of 38,112 shares of Company Common Stock are subject to unvested restricted stock awards issued pursuant to the Company Stock Plans as of the Agreement Date. All such outstanding Company Options and restricted stock awards have been issued and granted in material compliance with Applicable Law.

(iv)            Section 4.5(b)(iv) of the Company Disclosure Schedule sets forth a true and complete list of (A) each holder of Company Options, and Company restricted stock awards, (B) the number of shares of Company Common Stock subject to each such Company Option and restricted stock award held by such holder as of the Agreement Date, (C) the exercise price of each such Company Option, (D) the vesting schedule for each such Company Option and restricted stock award, and (E) whether each restricted share of Company Common Stock constitutes substantially nonvested property within the meaning of Section 83 of the Code and the Treasury regulations thereunder and whether an election under Section 83(b) has been timely made with respect to such shares.

(c)            Phantom Stock Appreciation Rights.

(i)                A total of 965,000 phantom stock appreciation rights are outstanding as of the Agreement Date.

(ii)               All such outstanding phantom stock appreciation rights (A) are in compliance with the terms of the Company LTIP Plans, (B) have a grant or base price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, and (C) have a grant date that is not earlier than the date on which the Company Board or the Company's Compensation Committee actually awarded such phantom stock appreciation rights.

(iii)              There are no awards outstanding under the Company LTIP Plans other than the phantom stock appreciation rights described in this Section 4.5(c).

(iv)              All of the outstanding phantom stock appreciation rights have been issued and granted in material compliance with Applicable Law.

(v)              Section 4.5(c)(v) of the Company Disclosure Schedule sets forth a true and complete list of (A) each holder of phantom stock appreciation rights, (B) the number of shares of Company Common Stock with respect to each such phantom stock appreciation right held by such holder as of the Agreement Date, (C) the grant or base price of each such phantom stock appreciation right, and (D) the vesting schedule for each such phantom stock appreciation right.

(d)            Debt. Except as set forth on Section 4.5(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any Indebtedness.

(e)            Except as set forth above in this Section 4.5 and except for changes since the close of business on the Agreement Date resulting from the exercise of Company Stock Options described in Section 4.5(b) or resulting from the conversion of phantom stock appreciation rights described in Section 4.5(c), as of the Agreement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, "phantom" stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries. There are no registration rights, rights agreements, "poison pill" anti-takeover plans or other similar agreements, arrangements or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any securities of the Company.

4.6            Company SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance.

(a)            Company SEC Filings. The Company has timely filed with or furnished to, as applicable, all of the forms, reports (including reports on Forms 8-K, 10-Q and 10-K), statements (including proxy statements), schedules and registration statements of the Company, and other documents required to be filed or furnished by the Company with the SEC since January 31, 2011 together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference (collectively, the "Company SEC Reports"). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the Agreement Date), each Company SEC Report complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended ("Sarbanes-Oxley Act") and the rules and regulations of the SEC thereunder applicable to such Company SEC Report. None of the Company SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the Agreement Date), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports. To the Company's Knowledge, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation.

(b)            Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference into the Company SEC Reports: (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries; (ii) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates; (iii) was prepared in accordance with GAAP (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q) applied on a consistent basis during the period involved; and (iv) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company's and its consolidated Subsidiaries' operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount, all in accordance with GAAP and the applicable rules and regulations of the SEC. Except as set forth on Section 4.6(b) of the Company Disclosure Schedule, since January 1, 2012, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements except as required by GAAP, SEC rule or policy or Applicable Law. The books and records of the Company and the Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young, LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company or any Subsidiary on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c)            Sarbanes-Oxley Act Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, with respect to the Company SEC Reports, and the statements contained in such certifications were true and accurate in all respects as of the date they were made.

(d)           Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company's periodic and current reports under the Exchange Act, is made known to the Company's chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10‑K or Form 10‑Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(e)            Internal Controls. The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which is designed to provide, and as of January 31, 2013, was effective in providing, reasonable assurance regarding the reliability of the Company's and its consolidated Subsidiaries' financial reporting and the preparation of their financial statements for external purposes in accordance with GAAP. There are no, and no disclosure has been made prior to the Agreement Date to the Independent Accounting Firm or Audit Committee of the Company Board of any, (i) significant deficiencies or material weaknesses in the design or operation of the Company's internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data or (ii) instances of fraud, whether or not material, that involves management or other employees who have a role in the Company's internal control over financial reporting.

(f)            Off-balance Sheet Arrangements. Neither the Company nor any Subsidiary is a party to, or has any commitment to become a party to, any off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act),) where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports or in the Company's or such Subsidiary's published financial statements.

(g)            Auditing Complaints. Since January 1, 2010, (i) neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(h)            SEC Comment Letters. As of the Agreement Date, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports is subject to ongoing review or outstanding SEC comment or investigation. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2010.

(i)              Subsidiary SEC Filings. No Subsidiary of the Company any is required to file any form, report, schedule, statement or other document with the SEC.

4.7            Litigation.

There is no litigation, action, suit, proceeding, claim, arbitration, inquiry, grievance or investigation (each, an "Action") (or basis therefor) pending or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties, assets, products or services, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individuals capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $150,000, (b) does not seek material injunctive or other non-monetary relief and (c) individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company, nor any of its Subsidiaries nor any of their respective properties, assets, products or services is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority. There is no Action pending or, to the Company's Knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

4.8            Taxes.

(a)            All United States federal Tax Returns and all other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries for all Taxable Periods (or portions thereof) ending on or before the Closing Date have been duly and timely filed (taking into account any extension of time within which to file) with the appropriate Governmental Authorities. All such Tax Returns (i) were prepared in the manner required by Applicable Law and (ii) are true, correct, and complete in all material respects.

(b)            All material Taxes for which the Company or any of its Subsidiaries is or may be liable in respect of Taxable Periods (or portions thereof) ending on or before the Closing Date, whether or not shown (or required to be shown) on a Tax Return have been timely paid (to the extent they have become due or payable) or will be timely paid.

(c)            The Company and each of its Subsidiaries (i) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet), and (ii) has no Liability for Taxes prior to the Balance Sheet Date in excess of the amount so paid or accruals or reserves so established. All Taxes of the Company and each of its Subsidiaries since the Balance Sheet Date have been incurred in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years, taking into account any changes in the operating results of such entities.

(d)            No material deficiencies for Taxes have been claimed, proposed or assessed against the Company or any of its Subsidiaries in writing by any taxing or other Governmental Authority, and none of the Company or any of its Subsidiaries has received any notice, or otherwise has any Knowledge, of any potential material claim, proposal or assessment against the Company or any of its Subsidiaries for any such deficiency for Taxes. There are no pending or, to the Company's Knowledge, threatened audits, investigations or claims for or relating to any material liability of the Company or any of its Subsidiaries in respect of Taxes, and there are no matters under discussion between the Company or any of its Subsidiaries on the one hand and any Governmental Authority on the other hand with respect to material Taxes. No Tax Return of the Company or any of its Subsidiaries is currently being examined by the Internal Revenue Service, and to the Company's Knowledge, no Tax Return of the Company or any of its Subsidiaries is currently being examined by any state, local or foreign Governmental Authorities. All such past examinations and audits of the Tax Returns of the Company and its Subsidiaries (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Authority conducting such audit and all Taxes determined by such audit to be due from the Company or relevant Subsidiary have either been paid in full to the applicable Governmental Authority or adequate reserves therefore have been established and are reflected in the Company Balance Sheet. None of the Company or any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code.

(e)            No claim has ever been made by any Governmental Authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(f)             There are no liens or other security interests upon any property or assets of the Company or any of its Subsidiaries for Taxes, other than liens that arise by operation of law for Taxes not yet due and payable.

(g)            Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney that is currently in force has been granted by the Company or any of its Subsidiaries with respect to any matters relating to Taxes.

(h)            Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state or local Tax purposes, other than the group of which the Company is the common parent or (ii) any liability for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i)             There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or independent contractor of the Company or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that will not be deductible by the Company or any of its Subsidiaries under Section 280G of the Code.

(j)             Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.

(k)            Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes with respect to any Taxable Period, other than Contracts entered into in the ordinary course of business that do not primarily relate to Taxes.

(l)             Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying or intending to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the Agreement Date or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(m)           Neither the Company nor any of its Subsidiaries has any deferred income reportable for a period ending after the Closing Date but that is attributable to a transaction (e.g., an installment sale or receipt of prepaid income) occurring in, or resulting from a change of accounting method for, a period ending on or prior to the Closing Date.

(n)            None of the indebtedness of the Company or any of its Subsidiaries constitutes (i) "corporate acquisition indebtedness" (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an "applicable high yield discount obligation" under Section 163(i) of the Code.

(o)            The Company is not, and has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)            Neither the Company nor any of its Subsidiaries has engaged in any "listed transaction" within the meaning of Treasury Regulation §1.6011-4(b)(2).

(q)            None of the Equity Interests of the Company is "substantially nonvested" for purposes of Section 83 of the Code, except for the Company Options and Equity Interests with respect to which an election under Section 83(b) of the Code has been timely made and Unvested Equity Awards.

(r)             None of the Company's Subsidiaries organized outside of the United States (i) is, or at any time has been, engaged in the conduct of a trade or business within the United States, (ii) has, or at any time has had, an investment in "United States property" within the meaning of Section 956(c) of the Code, (iii) generates "Subpart F income" as defined in Section 952 of the Code, (iv) is or has been a "passive foreign investment company" as defined in Section 1297 of the Code, or (v) has an investment in any "United States real property interest," as defined in Section 897(c) of the Code.

(s)            No material Tax ruling, Tax holiday or other agreement with any Governmental Authority with respect to Taxes will expire, be revoked or otherwise terminate prior to the stated or applicable term thereof as a result of the Merger. The Company and its Subsidiaries are in compliance with each such Tax ruling, Tax holiday, and other agreement in all material respects.

All references to the Company and any of its Subsidiaries shall include references to any Person which merged with and into or liquidated into the Company or such Company Subsidiary, as applicable.

4.9           No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the Company Balance Sheet and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date that are not material to the Company and its Subsidiaries, taken as a whole.

4.10         Real Property and Personal Property Matters.

(a)            Owned Real Property. Section 4.10(a) of the Company Disclosure Schedule contains a true and correct list of each parcel of Owned Real Property, including the street address of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(i)            The Company or the applicable Subsidiary of the Company has good and marketable fee simple title to all of the Owned Real Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances.

(ii)               Neither the Company nor any of its Subsidiaries has entered into with any other Person any lease, license or similar agreement to lease, use or occupy any Owned Real Property, or any agreement to lease, license or grant any similar rights to lease, use or occupy the Owned Real Property.

(iii)            The Company has made available to Parent true, correct and complete copies of the deeds and other instruments (as recorded) in its possession by which the Companies and its Subsidiaries, as applicable, have acquired the Owned Real Property and copies of all title insurance policies, opinions, abstracts and all (American Land Title Association in the case of Owned Real Property in the United States) surveys in the possession of such party and relating to such Owned Real Property.

(iv)              Each parcel of Owned Real Property is a separate lot for real estate tax and assessment purposes, and no other real property is included in such tax parcel.

(v)               Except as set forth on Section 4.10(a)(v) of the Company Disclosure Schedule, (i) the Company has not granted, and the Owned Real Property is not subject to, any options or rights to purchase or any rights of first refusal to any Person, directly or indirectly, other than pursuant to this Agreement with respect to the Owned Real Property and (ii) neither the Company nor any of its Subsidiaries is obligated to purchase any Real Property.

(b)            Leased Real Property. Section 4.10(b) of the Company Disclosure Schedule contains a true and correct list of each parcel of Leased Real Property, including the street address and unit/suite # of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company has delivered to Parent a true and correct copy of each Lease for each parcel of Lease Property. With respect to each parcel of Leased Real Property:

(i)              The Company and each Subsidiary has good leasehold title to the Leased Real Property free and clear of any Encumbrances other than Permitted Encumbrances. To the Company's Knowledge, each Lease with respect to the Leased Real Property is legal, valid, binding, enforceable and in full force and effect against each of the parties thereto.

(ii)              All Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms. Neither the Company nor any Subsidiary, as applicable, has exercised, or prior to the Closing expects to exercise, any option or right of renewal with respect to any Leased Real Property for which the Lease is set to expire during the 2013 or 2014 calendar years.

(iii)              Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any Third Party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Neither the Company nor any of its Subsidiaries has received any written notice (A) of a breach or default under any Lease that has not been cured or waived or (B) that any security deposit or portion thereof deposited with respect to any such Lease has been applied that has not been re-deposited in full.

(iv)              Neither the Company nor any of its Subsidiaries has entered into with any other Person (other than another Subsidiary) any sublease, sublicense or similar agreement to sublease any Leased Real Property.

(v)              The transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing.

(vi)              The counter-party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries.

(vii)             Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any Encumbrance in such Lease or any interest therein.

(viii)            Neither the Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder's fees with respect to such Lease other than in connection with an option to extend the term of the Lease or expand the premises with respect to such Lease.

(ix)               Except as set forth on Section 4.10(b)(ix) of the Company Disclosure Schedule, the Company is not the guarantor of any Leases.

(c)            Real Property. With respect to each parcel of Real Property:

(i)              Neither the Company's nor any of its Subsidiaries' possession and quiet enjoyment of such parcel of Real Property has been disturbed and there are no disputes in writing with respect to such parcel of Real Property.

(ii)               All buildings, structures, fixtures and improvements included within such Real Property are in good repair and operating condition, subject only to ordinary wear and tear, and to Company's Knowledge, there are no facts or conditions affecting such buildings, structures, fixtures or improvements that would reasonably be expected to interfere with the current use, occupancy or operation thereof.

(iii)              To the Company's Knowledge, the Real Property is used and operated in compliance, in all material respects, with all requirements of Applicable Law. Neither Company nor any Subsidiary has received written notice of a material violation of any requirements of Applicable Law relating to the operations of the Company Business on the Real Property, other than those violations that have been fully resolved.

(iv)             Neither Company nor any Subsidiary has received any notice from any Governmental Authority, which is still unresolved, of any failure to obtain any certificate, permit, license or approval with respect to the Real Property, or any intended revocation, modification or cancellation of same.

(v)               To Company's Knowledge no part of the Real Property is subject to any pending suit for condemnation or other taking by any public authority or other Person, and no such condemnation or other taking is currently being threatened in writing.

(vi)              Neither the Company nor any Subsidiary is party to or bound by any Contract for the purchase of Real Property.

(d)            Former Leased Real Property. Section 4.10(d) of the Company Disclosure Schedule contains a true and correct list of all real property that the Company or any of its Subsidiaries currently or in the past five (5) years leased, subleased or otherwise used or occupied. With respect to each of the properties set forth on Section 4.10(d)(i) of the Company Disclosure Schedule, the Facilities at each such property has been closed and any Leases relating thereto have been terminated or expired by their terms.

(e)            Personal Property.

(i)                Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each Subsidiary of the Company has good title to, or a valid and binding ownership interest in, all the personal property owned by it, except for that personal property that is no longer used or useful in the conduct of their businesses, and in each case free and clear of all Encumbrances other than Permitted Encumbrances. Section 4.10(e) of the Company Disclosure Schedule contains a list of each lease or other agreement or right under which Company or any Subsidiary is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, that is material to the Company Business (the "Personal Property Leases"). Neither the Company nor any Subsidiary has received any written notice of a claim of breach of any of its obligations under any Personal Property Lease.

(ii)              All personal property owned or leased by the Company or any of its Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

4.11          Contracts, Agreements, Arrangements, Commitments and Undertakings. Section 4.11 of the Company Disclosure Schedule sets forth a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound:

(a)            any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(b)            any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $150,000 or more other than customer Contracts entered into in the ordinary course of business;

(c)            any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement, other than sales agent and referral agreements in each case entered into in the ordinary course of business;

(d)            any Contract for or relating to the employment by it of any director or officer (other than Contracts with course instructors entered into in the ordinary course of business) or any other type of Contract with any of its directors or officers that is not immediately terminable by it without cost or other Liability, including any Contract requiring it to make a payment to any director or officer as a result of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(e)            any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(f)             any Leases;

(g)            any Contract that restricts it from (i) engaging in any aspect of its business; (ii) participating or competing in any line of business, market or geographic area; (iii) selling or purchasing from any Person, (iv) hiring any Person, or (v) freely setting prices for its products, services or technologies (including most favored customer pricing provisions);

(h)            any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(i)            any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreements evidencing Equity Awards under the Company Stock Plans;

(j)              any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(k)            any Contract of guarantee, support, or assumption with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(l)              any other Contract in which its officers, directors, employees or shareholders or any member of their immediate families is a party or has a direct or indirect interest;

(m)            any License Agreement;

(n)            any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or Equity Interests for aggregate consideration (in one or a series of transactions) under such Contract of $150,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(o)            any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, "earn-out" or other contingent payment obligations, in each case that could result in payment in excess of $150,000;

(p)            any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $150,000;

(q)            any Contract with any Governmental Authority; or

(r)            any Contract that requires a Consent to or contains a provision relating to a "change of control" or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement.

All Company Material Contracts are in written form. Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Company's Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms. The Company and each of its Subsidiaries, and, to the Company's Knowledge, each other party thereto, has performed all material obligations required to be performed by it under each Company Material Contract. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or, to the Company's Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract; or (ii) give any Third Party (1) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (2) the right to cancel or terminate any Company Material Contract, nor has the Company or any of its Subsidiaries received any notice or any such default, event, occurrence, condition or act. The Company has made available to Parent true and complete copies of all Company Material Contracts including all amendments thereto.

4.12          Intellectual Property.

(a)            The Company or one of its wholly-owned Subsidiaries owns or has the valid right or license to all Intellectual Property used in the conduct of the Company Business by the Company or any of the Subsidiaries (such Intellectual Property being hereinafter collectively referred to as the "Company IP Rights"). To the Company's Knowledge, such Company IP Rights are sufficient for the conduct of the Company Business. As used in this Agreement, ''Company-Owned IP Rights" means Company IP Rights that are owned or purportedly owned by the Company or any of the Subsidiaries.

(b)            Neither the execution, delivery and performance of this Agreement, nor the consummation of the Merger and the other transactions contemplated by this Agreement shall, in accordance with their terms: (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, or result in any other modification of any kind to, any Company IP Right; or (ii) materially impair the right of the Company or the Surviving Corporation or any of the Subsidiaries to use, make, market, license, sell, copy, distribute, commercially exploit or dispose of any Company IP Right or portion thereof. Upon the consummation of the Closing, Parent (indirectly through the Company and its Subsidiaries) shall succeed to all of the material Intellectual Property rights necessary for the conduct of the Company Business and all of such rights shall be exercisable by Parent (indirectly through the Company and the Subsidiaries) to the same extent as by the Company and the Subsidiaries prior to the Closing. No loss or expiration of any of the material Intellectual Property used by the Company or any of the Subsidiaries in the conduct of the Company Business is pending or, to the Company's Knowledge, threatened. There are no royalties, honoraria, fees or other payments payable by the Company or any of the Subsidiaries to any Third Party (other than salaries payable to employees, independent contractors and course instructors not contingent on or related to use of their work product) as a result of the ownership, use, manufacture, marketing, license-in, sale, copying, distribution, commercial exploitation or disposition of any Company IP Rights by the Company or any of the Subsidiaries, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c)            The Company has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and to preserve and maintain all the Company's and its Subsidiaries' interests, proprietary rights and trade secrets in the Company IP Rights, including by requiring all employees and contractors who have participated in the development of any material Intellectual Property that is used in the conduct of the Company Business to execute and deliver agreements that assign to the Company all rights in inventions developed by such employee or contractor in the course or scope of such employee's or contractor's employment or engagement by the Company. To the Company's Knowledge, no current or former employee, director, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(d)            Section 4.12(d) of the Company Disclosure Schedule contains a true and complete list of (i) all registrations made by or on behalf of the Company or any of the Subsidiaries anywhere in the world of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs with any Governmental Authority or quasi-governmental authority, including Internet domain name registries; (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to Applicable Law by the Company or any of the Subsidiaries to secure, perfect or protect its interest in the Company-Owned IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company-Owned IP Rights has been applied for, filed, issued or registered; and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Company-Owned IP Rights. All issued or registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs, copyrights and mask work rights that are Company-Owned IP Rights are subsisting and the Company is the record owner thereof and, to the Company's Knowledge, are valid and enforceable. The Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the Company Business. The Company or one of the Subsidiaries owns exclusively, and has good title to, all copyrighted works and all other Intellectual Property that the Company or any Subsidiaries purports to own, including all Intellectual Property developed by employees or contractors of the Company or any Subsidiaries within the scope of their employment or engagement by the Company or the relevant Subsidiary.

(e)            During the prior three (3) years, neither the Company nor any of its Subsidiaries have received any written notices of infringement, misappropriation, dilution or violation from any Person with respect to the use of any Intellectual Property by the Company or any of the Subsidiaries or any of the customers of the Company or any of the Subsidiaries (including any request for indemnification relating to a third party infringement claim asserted against a customer) or challenging the validity or enforceability of any Company-Owned IP Rights, nor has the Company or any Subsidiary received any written request that the Company or any of the Subsidiaries consider taking a license under any patents owned by another Person. To the Company's Knowledge, the conduct of the Company Business, including the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of the Subsidiaries, have not infringed, misappropriated, diluted or violated, and the Company Business does not infringe, misappropriate, dilute or violate, any Intellectual Property of any Person.

(f)             The Company owns all right, title and interest in and to all Intellectual Property listed in Section 4.12(d) of the Company Disclosure Schedule and all other Company-Owned IP Rights free and clear of all Encumbrances (other than Permitted Encumbrances). To the Company's Knowledge, there is no unauthorized use, infringement, or misappropriation of any Company-Owned IP Rights by any Third Party or any current or former employee of the Company or any Subsidiary.

(g)            Neither the Company nor any of the Subsidiaries is subject to any proceeding or outstanding decree, order, judgment, stipulation or agreement restricting in any manner the use, enforceability, transfer or licensing by the Company or any of the Subsidiaries of any Company-Owned IP Rights.

(h)            The Company and each of the Subsidiaries (i) takes reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information and (ii) complies and has complied with applicable data protection, privacy and similar laws, directives and codes of practice in any jurisdiction relating to any data processed by the Company or any of the Subsidiaries. To the Company's Knowledge, there have been no unauthorized intrusions or breaches of the security of any information technology systems of the Company or any of the Subsidiaries.

(i)             The Company and its Subsidiaries are not currently participating and have not participated in any standards setting or organization or industry body, consortium, other multi-party special interest group or any other collaborative or other similar group that involves or involved any obligation to license or assign any Intellectual Property owned by the Company or any of the Subsidiaries.

(j)             No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any material Company-Owned IP Rights. To the Company's Knowledge, no employee of the Company or a Subsidiary who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights was performing services for any Governmental Authority, university, college, or other educational institution or research center relating to the subject matter of such Company-Owned IP Rights during the period of time such employee was also performing services for the Company or such Subsidiary.

4.13          Compliance with Laws; Permits.

(a)            The Company and each of its Subsidiaries are and, at all times have been, in compliance in all material respects with all Applicable Laws to their businesses, operations, properties and assets. None of the Company or any of its Subsidiaries has received, since January 1, 2010, a notice or other written communication alleging or relating to a possible material violation of any Applicable Laws to their businesses, operations, properties or assets.

(b)            The Company and each of its Subsidiaries holds all material permits, licenses, variances, exemptions, authorizations, consents, operating certificates, franchises, orders and approvals from, and has made all material filings with, Governmental Authorities, that are necessary, advisable, or legally required to be held by them to own, lease or operate their properties and assets and to conduct the Company Business and their operations as now conducted and to perform all obligations under the agreements to which it is a party ("Governmental Permits"), and (ii) all such Governmental Permits are valid and in full force and effect. There has not occurred a violation of, default (with or without notice or lapse of time, or both) under or event giving to others any right of revocation, suspension, non-renewal, adverse modification or cancellation or termination of, with or without notice or lapse of time or both, any Governmental Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has received any written notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit; or (ii) any actual or possible revocation, withdrawal, suspension, non-renewal, adverse modification, cancellation, or termination of any Governmental Permit.

(c)            Neither the Company, nor any Company Subsidiary or any director or officer of the Company or any Company Subsidiary has, for or on behalf of the Company or any Subsidiary, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977.

4.14          Employees, ERISA and Other Compliance.

(a)            The Company is in compliance in all material respects with all Applicable Law and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment. To the Company's Knowledge, all employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities. All independent contractors providing services to the Company have been properly classified as independent contractors for purposes of Applicable Law.

(b)            The Company is not now, nor has ever been, subject to a union organizing effort. The Company is not subject to any collective bargaining agreement with respect to any of its employees, subject to any other Contract with any trade or labor union, employees' association or similar organization, or subject to any current labor disputes. Since January 1, 2010, there has not been, and as of the Agreement Date there is not pending or, to the Company's Knowledge threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(c)            There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the Company's Knowledge no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(d)            Section 4.14(d) of the Company Disclosure Schedule contains a true and complete list of each of the Benefit Plans. The Company has provided or made available to Parent a current, accurate and complete copy of all Benefit Plans. With respect to each Benefit Plan, the Company has made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter, if applicable; (iii) the most recent summary plan description and summaries of material modifications; (iv) the three most recent Forms 5500 and attached schedules; and (v) actuarial valuation reports and audited financial statements for the past three years.

(e)            Each Benefit Plan has been operated and administered in accordance with its terms and in compliance in all material respects with Applicable Laws, including ERISA and the Code. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service stating that such Benefit Plan is so qualified or is based on a prototype plan to whose sponsor a favorable opinion letter has been issued by the Internal Revenue Service. No Benefit Plan is maintained outside of the United States for the benefit of employees employed outside of the United States.

(f)            No Benefit Plan is (i) a "pension plan" that is subject to Code Section 412 or Title IV of ERISA, or (ii) a "multiemployer plan" as defined in Section 3(37) of ERISA, and neither the Company nor any ERISA Affiliate has ever sponsored, maintained, contributed or been obligated to contribute to or incurred any Liability with respect to any "pension plan" subject to Code Section 412 or Title IV of ERISA, or a "multiemployer plan" as defined in Section 3(37) of ERISA. No Benefit Plan provides health or welfare benefits (whether or not insured), with respect to current or former employees or directors of the Company beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B, the full cost of which is borne by the current or former employee or director.

(g)            Other than claims for benefits in the ordinary course, there is no claim, proceeding or litigation pending against, or, to the Company's Knowledge, threatened with respect to any Benefit Plan.

(h)            Except as disclosed in Section 4.14(h) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant to severance pay or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant. Except as disclosed in Section 4.14(h) of the Company Disclosure Schedule, the Company is not a party to any Contract or plan (including any Benefit Plan) that has resulted or would result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any "parachute payments" within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which the Company is a party or by which it is otherwise bound to compensate any person in respect of taxes or other penalties pursuant to Section 4999 of the Code.

(i)            Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder.

(j)            To the Company's Knowledge, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

4.15         Environmental Compliance and Conditions. Except as set forth on Section 4.15 of the Company Disclosure Schedule:

(a)            The Company and its Subsidiaries have obtained and possess all permits, licenses and other authorizations required for the operation of their business under federal, state and local laws and regulations concerning environmental health and safety, pollution or protection of the environment that were enacted and in effect on or prior to the Closing Date, including all such laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste ("Environmental and Safety Requirements").

(b)            The Company and its Subsidiaries are in, and during the last five (5) years have been in compliance with all terms and conditions of such permits, licenses and authorizations and with all other Environmental and Safety Requirements and any written notice or demand letter issued, entered, promulgated or approved thereunder except for any non-compliance which, individually or in the aggregate, has or is reasonably likely, to result in a liability of less than $150,000.

(c)            Neither the Company nor any of its Subsidiaries has received any written or, to the Company's Knowledge, oral notice of violations or liabilities arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Company, its Subsidiaries or their facilities and arising under Environmental and Safety Requirements, the subject of which is unresolved.

(d)            There has been no release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental and Safety Requirements.

(e)            No Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental and Safety Requirements, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental and Safety Requirements, from any current or former properties or facilities while owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the Company's Knowledge, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental and Safety Requirements.

As used herein, "Hazardous Substance" means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental and Safety Requirements, including petroleum.

4.16         Government Contracts and Government Bids.

(a)            To the Company's Knowledge, with respect to each and every Government Contract to which the Company is currently a party or has received final payment within three years prior to the date hereof: (i) the Company has complied in all material respects with all material terms and conditions of such Government Contract; (ii) the Company complied in all material respects with all requirements of Applicable Law pertaining to such Government Contract including but not limited to The Truth in Negotiations Act is 10 U.S.C., 2306a, Federal Acquisition Regulation, Title 48 of the U.S. Code of Federal Regulations ("FAR") and the Cost Accounting Standards, Title 48 of the U.S. Code of Federal Regulations, Chapter 99; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were current, accurate and complete as of their effective date and the Company complied in all material respects with all such representations and certifications; and (iv) no termination for default, cure notice or show cause notice was or has been issued against the Company by any Governmental Authority or prime contractor or subcontractor to a Governmental Authority.

(b)            (i) There is no pending or, to the Company's Knowledge, threatened material claim by a Governmental Authority or a prime contractor or subcontractor to a Governmental Authority for fraud (as such concept is defined under the state or federal laws of the United States) or false statements or false claims in connection with any Government Contract to which the Company is currently a party or has received final payment within three years prior to the date hereof, and (ii) there is no pending or, to the Company's Knowledge threatened, investigation or audit of the Company by a Governmental Authority related to performance of any Government Contract to which the Company is currently a party or has received final payment within three years prior to the date hereof. Except as set forth in Section 4.16(b) of the Company Disclosure Schedule, and excluding routine indirect rate audits within the past three years, there has not been any material audit, inspection, survey or examination of records by a Governmental Authority of the Company or any of its Subsidiaries or any of its Government Contracts or Government Bids, or any of their respective employees or representatives with respect to such Government Contracts or Government Bids, nor, to the Company's Knowledge, has the Company or any of its Subsidiaries received written or oral notice of any such audit, inspection, survey, examination of records or investigation that is reasonably likely to result in any material liability for the Company or any of its Subsidiaries.

(c)            To the Company's Knowledge, except as set forth on Section 4.16(c) of the Company Disclosure Schedule, with respect to any current Government Contract or completed Government Contract under which final payment was received by the Company within three years prior to the date hereof, the Company does not have credible evidence that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of the Company has committed a violation of federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act and the Company has not conducted and are not conducting an investigation to determine whether credible evidence exists that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of the Company has committed any such violations. The Company has not been and is not now a party to any administrative or civil litigation involving alleged material false statements, false claims or other violations of federal law, nor, to the Company's Knowledge, is there any basis for any such proceeding.

(d)            To the Company's Knowledge, none of the Company nor its officers, directors or employees, has been or is under indictment, or civil, administrative or criminal investigation involving a Government Contract or Government Bid, including but not limited to any allegations of defective performance or work product, mischarging, factual misstatement, failure to act or other material omission or alleged irregularity. Within the past three (3) years, the Company has not entered into any consent order or administrative agreement relating directly or indirectly to any Government Contract or Government Bid that has had or would reasonably be expected to result in a Material Adverse Effect.

(e)            Neither the Company nor any of its respective directors or officers have been suspended or debarred by a Governmental Authority, or proposed for suspension or debarment by a Governmental Authority.

(f)            The employees of the Company possess all United States Government security clearances required to perform the current Government Contracts of the Company, and the Company possesses all facility security clearances required to perform the current Government Contracts of the Company. To the Company's Knowledge, the Company has complied in all material respects with all material requirements of any Government Contract and any Applicable Law relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by Applicable Laws other than the state or federal laws of the United States, the functional equivalent thereof, if any); and, all violations of the Company's policies or such Applicable Laws relating to the safeguarding of, and access to, classified information have been reported to the appropriate Governmental Authority and contracting parties as required by any Government Contract or any Applicable Law relating to the safeguarding of, and access to, classified information.

4.17          Merger Expenses. The Company is not obligated for the payment of any fees, commissions or expenses of any investment banker, broker, financial advisor, finder or other Person in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transactions contemplated by this Agreement other than as set forth on Section 4.17 of the Company Disclosure Schedule. The Company has furnished to Parent a true and complete copy of any Contract among the Special Committee, the Company and Houlihan Lokey Capital, Inc. pursuant to which Houlihan Lokey Capital, Inc. could be entitled to any payment from the Company or any of its Subsidiaries relating to the transactions contemplated hereby.

4.18          Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 4.18 of the Company Disclosure Schedule sets forth, as of the Agreement Date, a true and complete list of all insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force (the "Insurance Policies"). With respect to each such Insurance Policy, (a) such policy is in full force and effect and all premiums due and payable under all such policies have been timely paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Company's Knowledge, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any Insurance Policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby. Except as disclosed on Section 4.18 of the Company Disclosure Schedule, there is no material claim pending under any of such policies.

4.19          Related Party Transactions. Except as disclosed in Section 4.19 of the Company Disclosure Schedule, (a) no present officer, director or employee of the Company or any of its Subsidiaries or any Person owning 5% or more of the shares of Company Common Stock (or any of such Person's immediate family members or Affiliates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property or assets owned or leased by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months and (b) no former officer or director of the Company is a party to any Contract described in clause (a) above that is material to the Company and its Subsidiaries, considered as a whole.

4.20          Product Liability and Warranty.

(a)            During the past three (3) years the products and services of the Company and each of its Subsidiaries have conformed in all material respects with all applicable contractual commitments and express and implied warranties given in respect of such products or services, industry and governmental standards and specifications and all Applicable Laws.

(b)            Neither the Company nor any of its Subsidiaries have, or had at any time during the last three (3) years, any liability in excess of $150,000 for (x) for replacement or repair of, or any other remedial action taken for, any of their products and services or other damages in connection therewith, (y) arising out of any injury to persons or property as a result of any such product or services of the Company or any of its Subsidiaries.

(c)            During the last three (3) years, neither the Company nor any of its Subsidiaries have received any written notices or claims of a potential liability in excess of $150,000 related to the matters described in Section 4.20(b) above. No such claim is pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries.

4.21         Company Proxy Statement. The Company Proxy Statement will not, at the time it is first mailed to the Company Shareholders, at the time of any amendments or supplements thereto and at the time of the Shareholders Meeting, contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. For purposes of this Agreement, the letter to shareholders, notice of meeting, proxy statement and form of proxy and any other soliciting material to be distributed to stockholders in connection with the Merger (including any amendments or supplements) and any schedule required to be filed with the SEC in connection therewith are collectively referred to as the "Company Proxy Statement."

4.22          Absence of Certain Changes or Events. Since the Balance Sheet Date, (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of the Company or any of its Subsidiaries has taken any action that, if taken after the Agreement Date, would constitute a breach of any of the covenants set forth in Section 6.2.

4.23         Anti-Takeover Provisions. The Company Board has taken all necessary actions so that no takeover, anti-takeover, moratorium, "fair price," "control share," or similar Applicable Law will apply to this Agreement, the Merger or the other transactions contemplated hereby.

4.24          Opinion of Financial Advisor. The Special Committee has received the opinion of Houlihan Lokey Capital, Inc., dated the date of the Agreement, to the effect that, as of date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, the Per Share Consideration to be received by holders of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will provide a signed true and complete copy of such opinion to Parent solely for informational purposes after receipt thereof by the Company.

4.25         Occupational Safety and Health Matters. Except as set forth on Section 4.25 of the Company Disclosure Schedule:

(a)            the Company is in compliance with, and is not in violation of, or liable under, any applicable Occupational Safety and Health Laws, and no reason exists why the Company would not be capable of continued operation of the business in compliance with applicable Occupational Safety and Health Laws without undue expense or burden;

(b)            the Company has not received any written notice or other communication from any Governmental Authority or any other Person regarding (i) any failure to comply in any material respect with any applicable Occupational Safety and Health Law, or (ii) any obligation to undertake or bear any material cost of any Occupational Safety and Health Liabilities, including, without limitation, any Occupational Safety and Health Liabilities with respect to any of the Facilities, with respect to any Leased Real Property or Owned Real Property at, to, or from which Hazardous Substance have been generated, manufactured, refined, transferred, used or processed, transported, treated, stored, handled, transferred, disposed of, recycled, or received by the Company;

(c)             there is no reason to believe that any closure of any Facility is required pursuant to any Occupational Safety and Health Law; and

(d)            the Company has made available to Parent copies of any occupational and safety assessment or audit reports or similar studies or analysis relating to the Company or the Facilities that has been prepared on behalf of the Company in the past five years.

4.26          Standstill. As of the date hereof, all Persons who are currently party to a confidentiality, nondisclosure or similar agreement with the Company, any of its Subsidiaries and/or its Representatives with respect to a potential Acquisition Proposal are subject to standstill provision (which such provision is currently in effect and has not been waived, modified or amended in any respect) similar in scope and duration to the standstill provision included in the NDA.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding section or subsection of the Parent Disclosure Schedule (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Schedule shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Parent and Merger Sub hereby make to the Company the representations and warranties contained in this Article V.

5.1           Organization and Good Standing. Parent (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted, except in the case of clause (b) above as individually or in the aggregate, has not had and would not reasonably be executed to have a Parent Material Adverse Effect. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Parent has made available to the Company true and complete copies of the currently effective certificate of incorporation and bylaws of Parent and articles of incorporation and bylaws of Merger Sub. Neither Parent nor Merger Sub is in violation of its respective certificate of incorporation (or, articles of incorporation, in the case of Merger Sub) or bylaws.

5.2            Power, Authority and Consents.

(a)            Power and Authority. Parent has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by Parent of this Agreement and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub and no other corporate proceedings on the part of the Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby.

(b)            No Consents. No Consent of any Governmental Authority is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement or to consummate the Merger, except for (i) such Consents, if any, that if not made or obtained by Parent or Merger Sub would not be material to Parent's or Merger Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, (ii) the filing and recordation of the Certificate of Merger with the Office of the Secretary of State of the State of California, (iii) the filing of the Company Proxy Statement with the SEC in accordance with the Exchange Act, and such other documents under the Exchange Act or the Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iv) such Consents as may be required under any Antitrust Laws, or (v) such Consents as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country or the rules and regulations of The NASDAQ Stock Market.

(c)            Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub and assuming due execution and delivery by the Company, constitute the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency (including all Applicable Laws related to fraudulent transfers), reorganization, moratorium and other similar Applicable Laws affecting creditors' rights generally and by general principles of equity.

5.3           No Conflict. The execution and delivery of this Agreement by Parent or Merger Sub, does not, and the consummation of the Merger or any other transaction contemplated hereby, will not conflict with, or (with or without notice or lapse of time, or both) result in or give rise to a right of a termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit under, breach, impairment or violation of, constitute a default under, or result in the creation of any Encumbrance in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitled under, or require any Consent of any Person pursuant to: (a) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, each as currently in effect; (b) subject to the governmental filings and other matters referred to in Section 5.2(b), any Applicable Law or any rule or regulation of The NASDAQ Stock Market applicable to Parent, Merger Sub or any of their respective material assets or properties; or (c) any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material assets or properties are bound.

5.4            Interim Operations of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no business activities other than the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

5.5            Shareholders Consent. No consent or approval of the shareholders of Parent is required or necessary for Parent to enter into this Agreement or to consummate the transactions contemplated hereby.

5.6            Merger Expenses. Neither Parent, Merger Sub nor any Affiliate of Parent or Merger Sub is obligated for the payment of any fees, commission or expenses of any investment banker, broker, finder, financial advisor or similar Person in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement.

5.7           Financing. Parent has delivered to the Company true and complete copies of (a) the commitment letter, dated as of August 15, 2013, between Parent and Merger Sub and GCI Capital Markets LLC (the "Debt Financing Commitments"), pursuant to which GCI Capital Markets LLC has committed to lend, subject only to the terms and conditions set forth therein, the amounts set forth therein (the "Debt Financing") for the purpose of funding the transactions contemplated by this Agreement and (b) the equity commitment letter, dated as of August 15, 2013 between Parent and Aurora Pacific Equity Partners. Inc. (the "Equity Financing Commitments" and together with the Debt Financing Commitments, the "Financing Commitments"), pursuant to which Aurora Pacific Equity Partners, Inc. has committed to invest, subject solely to the terms and conditions set forth therein, the amount set forth therein (the "Equity Financing" and, together with the Debt Financing, the "Financing"). The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, together with cash and cash equivalents available to Parent, will, in the aggregate, be sufficient for Parent to consummate the Merger, to pay the total Merger Consideration, to repay or refinance in full existing Indebtedness of the Company and its Subsidiaries in accordance with the Payoff Letters, to pay the fees and expenses incurred in connection with the transactions contemplated hereby, and to provide for the working capital needs of the Surviving Corporation following the Effective Time. The Financing Commitments, in the forms provided to the Company, are legal, valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, the other parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). None of the Financing Commitments has been amended or modified prior to the Agreement Date, except as consistent with Section 7.3. As of the Agreement Date, the Financing Commitments are in full force and effect and have not been withdrawn or rescinded in any respect. There are no conditions precedent or contingencies, whether oral or written, related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the Agreement Date, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by Parent under the Financing Commitments, and, assuming the satisfaction of the conditions set forth in Sections 8.1 and 8.2, as of the Agreement Date, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent on the Closing Date.

5.8           Solvency. Assuming the accuracy of the representations and warranties contained in Article IV and compliance with the Company's obligations in this Agreement, at the Effective Time, the Surviving Corporation and each of its Subsidiaries, considered as a whole, after taking into account consummation of the Merger, the transactions contemplated by this Agreement, and the way Merger Sub intends that the businesses of the Company and its Subsidiaries be operated after the Effective Time, (a) will be able to pay its debts, including its stated and contingent liabilities as they mature, (b) will not have unreasonably small capital for the business in which it is and will be engaged, and (c) will be solvent.

5.9           Proxy Statement. None of the information included or incorporated by reference in the Company Proxy Statement supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation therein and expressly identified as such will, at the date it is first mailed to the Company Shareholders or at the time of the Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any statements included or incorporated by reference in the Company Proxy Statement based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

5.10         Limited Guaranty. Concurrently with the execution of this Agreement, each Guarantor has delivered to the Company the Limited Guaranty, dated as of the Agreement Date, in favor of the Company, a true and complete copy of which has been made available by Parent to the Company. The Limited Guaranty is in full force and effect as of the Agreement Date.

ARTICLE VI
COMPANY COVENANTS

Except as set forth specifically in this Article VI, during the time period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article IX, the Company covenants and agrees with Parent as follows:

6.1           Advice of Changes. The Company shall promptly advise Parent in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article IV to be untrue or inaccurate such that the condition set forth in Section 8.2(a) would not be satisfied; (b) any material breach of any covenant or obligation of the Company pursuant to this Agreement such that the condition set forth in Section 8.2(b) would not be satisfied; (c) any Material Adverse Effect; or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect or cause any of the conditions set forth in Section 8.2 not to be satisfied.

6.2           Maintenance of Business.

(a)            The Company shall, and shall cause each of its Subsidiaries to, carry on the Company Business in the ordinary course consistent with past practice, use its reasonable best efforts to preserve intact its business organization, its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and business relationships with customers, suppliers, employees and others with whom the Company and/or its Subsidiaries have business dealings.

(b)            The Company shall (i) pay all of its debts and Taxes when due and (ii) pay or perform its other Liabilities when due, subject in the case of the debts, taxes and Liabilities identified on Section 6.2 of the Company Disclosure Schedule, resolution of the disputes relating thereto.

(c)            The Company shall use its reasonable best efforts to assure that each of its Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger.

6.3           Conduct of Business. Without limiting the generality of Section 6.2, except as set forth on Section 6.3 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to, without Parent's prior written consent (not to be unreasonably withheld, conditioned or delayed:

(a)             incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(b)            (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices; (ii) make any investments in or capital contributions to, any Person; (iii) forgive or discharge in whole or in part any outstanding loans or advances; or (iv) prepay any indebtedness;

(c)            enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the terms of any Company Material Contract,

(d)            enter into any material transaction or take any other action, in each case not in the ordinary course of business consistent with its past practices;

(e)            place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

(f)             sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of products or services in the ordinary course of business consistent with its past practices);

(g)            directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose in whole or in part of any of its Owned Real Property (including the Santa Clarita Property notwithstanding any reference to the Santa Clarita Property in the Company Disclosure Schedule), Leased Real Property, assets or rights or any interest therein, except sales of inventory in the ordinary course of business consistent with past practice;

(h)            (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Benefit Plan or awards made thereunder) except as required to comply with any Applicable Law or any Benefit Plan in effect as of the Agreement Date, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Benefit Plan or other Contract or (vi) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Benefit Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by Applicable Law;

(i)              adopt or change any of its accounting methods, principles or practices;

(j)            declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its Equity Interests, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services pursuant to the Company Stock Plans);

(k)            split, combine, reclassify or otherwise amend the terms of any of its Equity Interests or issue or authorize the issuance of any other Equity Securities in respect of, in lieu of or in substitution for its Equity Securities;

(l)              terminate, waive or release any material right or claim;

(m)           waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party; provided, however, that to the extent any such agreement contains a provision that prohibits the counterparty to such agreement from requesting a waiver to a standstill, the Company shall be permitted to waive its rights with respect to such prohibition.

(n)            issue, sell, create, authorize, pledge or otherwise encumber or subject to any Encumbrance any shares of its capital stock of any class or series or any securities convertible into, exchangeable for or exercisable for any such shares or other Equity Interests, or any rights, warrants or options to acquire, any such shares or other Equity Interests, or any stock appreciation rights, "phantom" stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Common Shares, including pursuant to Contracts as in effect on the Agreement Date, other than as provided for by this Agreement;

(o)            merge, consolidate or reorganize with, acquire (directly or indirectly) a substantial Equity Interest in, make an investment in or loan or capital contribution to or in any other manner, or enter into any other business combination with any Person (other than Parent or Merger Sub), acquire (directly or indirectly) a substantial portion of the assets of any such Person or any assets that are otherwise material to the Company and its Subsidiaries, or enter into any negotiations, discussions or Contracts for such purpose;

(p)            adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(q)            incur or commit to incur any capital expenditure or authorization or commitment with respect thereto in excess of $300,000 individually, or $1,850,000 in the aggregate;

(r)             amend or otherwise change its articles of incorporation or bylaws (or similar organizational documents);

(s)            license any of its technology or Intellectual Property (except for licenses under its standard customer agreements or licenses of Company trademarks for marketing purposes made in the ordinary course of business consistent with its past practices) or abandon or cease to prosecute any of the Intellectual Property set forth on Section 4.12(d) of the Company Disclosure Schedule that is material to the conduct of the Company Business;

(t)            (i) agree to any Tax audit assessment by any Governmental Authority; (ii) except as required by Applicable Law, make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes; (iii) enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; (iv) file any Tax Return other than on a basis consistent with past practice; or (v) file or cause to be filed any amended Tax Return;

(u)            (i) initiate any Action; or (ii) settle or agree to settle any Action;

(v)            pay, discharge, settle or satisfy, in an amount in excess of $100,000 in any one case or $300,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business consistent with past practice or as required by its terms as in effect on the Agreement Date with respect to claims, liabilities or obligations reflected or reserved against in the Company Balance Sheet (or the notes thereto) (for amounts not in excess of such reserves) or incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

(w)            fail to keep in force the Insurance Policies as currently in effect;

(x)             renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries

(y)            enter into any new line of business outside of the Company Business;

(z)             enter into any new Lease or materially amend the terms of any existing Lease with respect to Real Property;

(aa)           terminate or enter into any Contract to terminate any of the officers of the Company or any of its Subsidiaries;

(bb)          take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(cc)           authorize any of, or commit, resolve or agree to do any of the things described in the preceding clauses (a)-(bb).

6.4            Reasonable Best Efforts; Regulatory Approvals.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, the Company and its Subsidiaries shall use their reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the obtaining of all permits, waivers, consents, approvals and actions or nonactions required of the Company from Governmental Authorities and the making of all necessary registrations and filings with Governmental Authorities, including filings under the HSR Act, and the taking of all steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities; (ii) promptly execute and file, or join Parent in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement; (iii) the obtaining of all consents or waivers from third Parties required pursuant to Company Material Contracts, including without limitation the Contracts set forth on Section 6.4(a)(iii) of the Company Disclosure Schedule; and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent. The Company shall, subject to Applicable Law, promptly (x) cooperate and coordinate with Parent and Merger Sub in the taking of the actions contemplated by clauses (i), (ii), (iii) and (iv) immediately above and (y) supply Parent and Merger Sub with any information that may be necessary in order to effectuate the taking of such actions. Subject to applicable Law and the instructions of any Governmental Authority, the Company shall keep Parent and Merger Sub reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including (A) informing Parent and Merger Sub in writing of any communication (whether written or oral) between the Company and any Governmental Authority regarding any of the transactions contemplated hereby, (B) to the extent practicable under the circumstances, providing Parent and its counsel with the opportunity to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby, and (C) providing Parent and Merger Sub with copies of any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, and make, or cause to be made, as promptly as practicable, a response in compliance with such request; provided that the Company shall provide Parent and its Representatives with a reasonable opportunity to review and comment on such response. The Company shall not commit to or agree (or permit its Subsidiaries to commit to or agree) with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed).

(b)            Without limiting the generality of the undertakings pursuant to Section 6.4(a) hereof, the Company shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Authorities with jurisdiction over the Antitrust Laws information and documents requested by any such Governmental Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional Consents under any other Antitrust Laws as promptly as practicable following the Agreement Date (provided that in the case of the filing under the HSR Act, such filing shall be made within five (5) Business Days of the Agreement Date) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Authority or expiration of applicable waiting periods.

(c)            In the event that any administrative or judicial action or proceeding is instituted by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall reasonably cooperate in all respects with Parent and Merger Sub and shall contest and resist any such action or proceeding and seek to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that could prohibit, prevent or restrict consummation of the Merger and the other transactions contemplated by this Agreement.

6.5            Acquisition Proposals.

(a)            The Company shall not, and shall not permit or authorize any of its Subsidiaries or any Representatives of the Company or its Subsidiaries, directly or indirectly, to (i) initiate, solicit, endorse, propose, encourage or take any other action to facilitate (including by way of furnishing information) any proposals, offers or inquiries with respect to, that constitute, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, engage, continue or participate in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) approve, endorse or recommend or propose to approve, endorse or recommend, any Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or any proposal or offer that has a primary purpose of effectuating, or would reasonably be expected to lead to, an Acquisition Proposal, or (v) make or authorize any statement, propose or resolve, propose or agree to do any of the foregoing relating to any Acquisition Proposal.

(b)            Notwithstanding Section 6.5(a), nothing contained in this Agreement shall prevent the Company or the Company Board from (i) contacting a Person who has made, or proposes to make an Acquisition Proposal and to whom the Company is permitted to provide non-public information pursuant to Section 6.5(c) solely to request clarifications of the terms and conditions of such Acquisition Proposal, or (ii) complying with its disclosure obligations under Exchange Rules 14d-9 and 14e-2(a) with regard to an Acquisition Proposal; provided, however, that any such disclosure (other than a "stop, look and listen" communication or similar communication of the type contemplated by Exchange Act Rule 14d-9(f)) shall be deemed to be a Change in Board Recommendation unless the Company Board reaffirms the Board Recommendation in such disclosure.

(c)            Notwithstanding any provisions of Section 6.5(a) to the contrary, nothing contained in this Section 6.5 shall prevent the Company or any of its Subsidiaries, or the Company Board from, at any time prior to obtaining the Requisite Company Vote, (x) providing information with respect to the Company and its Subsidiaries to a Person making an Acquisition Proposal after the Agreement Date, in response to a request therefor; provided, however, that any non-public information provided or made available to such Person or its Representatives receiving such information, whether before or after such Person's making of an Acquisition Proposal, shall have been previously provided or made available to Parent or shall be provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Person; provided, further that the Company Board receives from such Person, prior to providing any information or engaging in any negotiations or discussions, (i) a confidentiality agreement with the Company containing terms substantially similar to, and no less favorable to the Company than those set forth in the NDA taken as a whole (provided, that such confidentiality agreement need not include a standstill provision), and (ii) evidence reasonably satisfactory to the Company Board, which demonstrates the financial capability of such Person to consummate the Acquisition Proposal; provided, further that prior to taking any action described in clause (x) above or clause (y) below, (A) the Company Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take the actions referred to in clause (x) above or clause (y) below, as applicable, would be inconsistent with the fiduciary duties of the Company Board to the Company Shareholders under Applicable Law, (B) the Company Board shall have determined in good faith, based on the information then available and upon the recommendation of the Special Committee (after consultation with the Special Committee's independent financial advisor and outside legal counsel), that such Acquisition Proposal constitutes a Superior Proposal, and (C) such Acquisition Proposal is bona fide, written and not a result of a breach or violation of this Section 6.5, or (y) engaging in any negotiations or discussions with the Person making an Acquisition Proposal described in and satisfying the requirements of clause (x) regarding such Acquisition Proposal. The Company shall promptly (and in no event later than two (2) Business Days after receipt by the Company) advise Parent in writing of any inquiry or proposal or offer related to an Acquisition Proposal or any request for nonpublic information relating to the Company or its Subsidiaries other than requests that are not reasonably expected to be related to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal or request, and the terms thereof) that is made or submitted by any Person prior to the Effective Time.

(d)            Except as expressly permitted by Section 6.5(e), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the approval of this Agreement and the Merger or the recommendation of the Company Board in favor thereof (the "Board Recommendation") or take any action or make any statement in connection with the Shareholders Meeting inconsistent with such approval or Board Recommendation, (ii) adopt, approve, endorse, recommend, or otherwise declare advisable or propose to adopt, approve, endorse, recommend, or otherwise declare advisable, publicly or otherwise, any Acquisition Proposal, (iii) fail to publicly reaffirm the Board Recommendation within three (3) Business Days after Parent or Merger Sub so requests in writing, (iv) fail to recommend against any Acquisition Proposal within five (5) Business Days (other than an Acquisition Proposal described in clause (v) next below for which the Company shall have ten (10) Business Days), (v) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act, within ten (10) Business Days after the commencement of any such Acquisition Proposal, (vi) fail to include the Board Recommendation in the Company Proxy Statement, (vii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or Contract constituting or relating to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with, and meeting the requirements of, Section 6.5(c)), (viii) make any other public statement that is inconsistent with the Board Recommendation, or (ix) resolve, agree or propose to take any such actions (any action described in clauses (i) through (ix), and the action expressly referred to in Section 6.5(b), a "Change in Board Recommendation").

(e)            Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Company Vote, if the Company Board determines in good faith after consultation with outside legal counsel that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company Shareholders under Applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 6.5 (x) the Company Board may effect a Change in Board Recommendation in response to either (1) a Superior Proposal or (2) an Intervening Event or (y) solely if the Company has received an unsolicited bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Company Board concludes in good faith constitutes a Superior Proposal and did not otherwise result from a breach of this Section 6.5, terminate this Agreement pursuant to Section 9.3(b) and concurrently enter into a binding definitive acquisition agreement with respect to such Superior Proposal;

provided, however, that the Company may take the action set forth in the preceding clause (y) or make a Change in Board Recommendation in response to a Superior Proposal if and only if:

(i)                the Company shall have complied with each of its obligations under this Section 6.5 relating to such Change in Board Recommendation, or resulting in the Acquisition Proposal that led to such Superior Proposal;

(ii)              (A) the Company shall have provided written notice to Parent at least five (5) Business Days in advance (the "Notice Period"), to the effect that the Company Board has received an unsolicited bona fide written Acquisition Proposal that is not withdrawn and that the Company Board has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to terminate this Agreement pursuant to this Section 6.5(e), which notice shall specify the basis and reasons for such resolution, including the identity of the Person or group of Persons making the Superior Proposal and the terms and conditions thereof, and shall have contemporaneously furnished to Parent a copy of the proposed definitive acquisition agreement and any other relevant transaction documentation; (B) prior to effecting such termination of this Agreement, (1) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent requested by Parent) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent, and (2) if Parent makes a proposal during the Notice Period, at the end of such Notice Period, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, still determines in good faith, upon the recommendation of the Special Committee (after consultation with outside legal counsel and the Special Committee's financial advisor), that the Acquisition Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that the failure to terminate this Agreement would be inconsistent with the fiduciary duties of the Company Board to the Company Shareholders under Applicable Law; provided that, in the event of any revisions to the financial terms or any other material terms of such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.5 (including this Section 6.5(e)) with respect to such new written notice, and there shall be a new Notice Period; and

(iii)            in the case of any action as contemplated by clause (y) of this Section 6.5(e) above, the Company shall have validly terminated this Agreement in accordance with Section 9.3(b), including the payment of the Termination Fee (as defined below) to Parent in accordance with Section 9.6(a);

provided, further, that the Company Board may not effect a Change in Board Recommendation in response to an Intervening Event unless:

(i)                the Company provides Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

(ii)               the Company keeps Parent reasonably informed of developments with respect to such Intervening Events;

(iii)            the Company notifies Parent in writing at least five (5) Business Days before making such a Change in Board Recommendation with respect to such Intervening Event of its intention to do so and specifies the reasons therefor;

(iv)             if Parent makes a proposal during such five (5) Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith, after consultation with outside counsel, that the failure to make such Change in Board Recommendation would result in a breach of the fiduciary duties of the Company Board to the Company Shareholders under Applicable Law; and

(v)              during such five (5) Business Day period, the Company shall, and shall cause its financial and legal advisors to negotiate with Parent in good faith (to the extent requested by Parent) regarding any revisions to the terms of the transaction contemplated by this Agreement as proposed by Parent.

(f)            The Company agrees that it shall (i) immediately cease and cause to be terminated any existing investigation, discussions or negotiations with any Person (other than Parent and Merger Sub) with respect to any Acquisition Proposal or potential Acquisition Proposal, (ii) request as promptly as practicable after the execution of this Agreement (but in any event on the day after the Agreement Date) the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (iii) deliver as promptly as practicable after the execution of this Agreement (but in any event on the day after the Agreement Date) a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the Agreement Date.

(g)            Subject to the terms of any applicable confidentiality agreement, the Company agrees that it shall promptly (and, in any event, within two (2) Business Days of receipt) notify Parent of (i) the receipt of any Acquisition Proposal or any indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or the Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal, and (iii) any inquiry, offer or request for discussions or negotiations regarding an Acquisition Proposal or that is reasonably likely to lead to an Acquisition Proposal, in each case including, with such notice, the identity of the Person or group of Persons making such proposal, offer, request, indication or inquiry, a copy of any written proposal, offer or draft agreement provided by such Person and the material terms and conditions of any proposals or offers, and thereafter shall keep Parent promptly and reasonably informed of the status, details and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations (including of any amendment, modification, development, discussion or negotiation), including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the generality of the foregoing, the Company shall promptly notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal permitted pursuant to this Section 6.5 and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(h)            The Company will not terminate, waive, amend, release or modify any provision of any existing confidentiality agreement or standstill agreement to which the Company or any of its Subsidiaries is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, will enforce the terms thereof, and will not permit any counterparty to any such Contract to deviate from compliance with the terms thereof; provided, however, that to the extent any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party contains a provision that prohibits the counterparty to such agreement from requesting a waiver to a standstill, the Company shall be permitted to waive its rights with respect to such prohibition. The Company shall promptly notify Parent of any breach of any existing confidentiality agreement by the counterparty thereto.

6.6            Preparation of Company Proxy Statement; Approval of Company Shareholders.

(a)            As promptly as practicable following the date on which the Company Proxy Statement is cleared by the SEC for mailing to the Company Shareholders, the Company shall, in accordance with Applicable Law and the Company Charter and the Company Bylaws, duly call, give notice of, convene and hold a meeting of the Company Shareholders to consider and vote upon approval of this Agreement (the "Shareholders Meeting"); provided, however, that in no event shall such meeting be held later than 75 calendar days following the date on which the Company Proxy Statement is cleared by the SEC for mailing, and any adjournments or postponements of the Shareholders Meeting shall require the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) other than in the case the Company is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which is required by court order or under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Shareholders prior to the Shareholders Meeting. Except in the case of a Change in Board Recommendation specifically permitted by Section 6.5(e), the Company, through the Company Board, shall (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement in accordance with the CGCL, (ii) recommend to the Company Shareholders that they adopt this Agreement and the transactions contemplated hereby, (iii) include such recommendation in the Company Proxy Statement.

(b)            In connection with the Shareholders Meeting, the Company shall, as promptly as practicable following the Agreement Date, (i) prepare and file with the SEC the Company Proxy Statement to seek the Requisite Company Vote in preliminary form as required by the Exchange Act and (ii) in consultation with Parent, set a record date for the Shareholders Meeting and commence a broker search pursuant to Section 14a‑13 of the Exchange Act in connection therewith. Once the Company has established a record date for the Shareholders Meeting, the Company shall not change such record date or establish a different record date for the Shareholders Meeting without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), unless required to do so by Applicable Law or the Company Bylaws. The Company shall use all reasonable efforts to have the Company Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof. The Company shall respond as promptly as practicable to any comments made by the SEC with respect to the Company Proxy Statement and shall cause the Company Proxy Statement in definitive form to be mailed to the Company Shareholders as promptly as reasonably practicable after the Company Proxy Statement is cleared by the SEC. The Company shall notify Parent as promptly as practicable of any request by the SEC or its staff for an amendment or revisions to the Company Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith, and shall provide to Parent copies of any written comments received from the SEC or its staff. The Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Company's proposed responses to any comments to the Company Proxy Statement from the SEC or its Staff prior to the Company responding to any such comments and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. Parent shall cooperate fully with the Company in the preparation of the Company Proxy Statement or any amendment or supplement thereto and shall furnish the Company, promptly upon the Company's request, all information relating to Parent and Merger Sub reasonably requested by the Company for inclusion in, or otherwise in respect of, the Company Proxy Statement. The Company shall provide Parent and Merger Sub and their counsel a reasonable opportunity to review and comment on the Company Proxy Statement (including any amendment or supplement thereto) and all other materials used in connection with the Merger that (i) constitute "proxy materials" or "solicitation materials" as those terms are used in Rules 14a-1 through 14a-17 promulgated under the Exchange Act or (ii) are otherwise used for the "solicitation" of "proxies" as those terms are defined in Rule 14a-1 promulgated under the Exchange Act, in each case prior to the filing thereof with the SEC and the mailing/dissemination thereof to the Company Shareholders, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(c)            If, at any time prior to the Requisite Company Vote, any information relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Company Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto which discovers such information shall promptly notify the other parties hereto and the Company shall promptly file an appropriate amendment or supplement to the Company Proxy Statement and, to the extent required by Applicable Law, disseminate such amendment or supplement to the Company Shareholders.

(d)            Subject only to a Change in Board Recommendation in compliance with Section 6.5(d), the Board Recommendation shall be included in the Company Proxy Statement.

6.7           Litigation. The Company shall notify Parent in writing promptly but in any event no later than three (3) Business Days after learning of any material Action or mediation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company to be threatened against the Company or any of its officers or directors in their capacity as such.

6.8           Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford Parent, Merger Sub and their respective Representatives access during regular business hours, so long as 24 hour advance notice is provided, to all of their respective files, books, records, Contracts, personnel, properties, assets and offices of the Company, including without limitation any and all information relating to the Company's taxes, Contracts, Liabilities, financial condition and real, personal and intangible property (which such access shall expressly exclude the right for Parent, Merger Sub and their respective Representatives to conduct environmental testing of the Company's and its Subsidiaries' properties), and the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors). All such information shall be held subject to the terms of the NDA. Notwithstanding the foregoing, the Company in its sole discretion may restrict Parent's access to (i) documents that are attorney-client privileged or confidential, or (ii) documents that relate to the Company Board's consideration of this Agreement or alternatives thereto. No investigation pursuant to this Section 6.8 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

6.9           Company Cooperation with Debt Financing Efforts. From the Agreement Date through the Closing Date or the termination of this Agreement, the Company shall, and shall cause its Subsidiaries to and its and their respective Representatives to, use reasonable best efforts to, provide to Parent such cooperation (including with respect to timeliness) reasonably requested by Parent in connection with the Debt Financing (provided that such requested cooperation is consistent with Applicable Law and does not unreasonably interfere with the operations of the Company or any of its Subsidiaries) including providing reasonable assistance in the preparation of customary disclosure documents and customary representation letters reasonably required in connection with the Debt Financing. The Company hereby consents to the use of its and its Subsidiary's names, logos and trademarks solely in connection with the Debt Financing. Neither the Company nor the Subsidiaries shall be required, under the provisions of this Section 6.9 or otherwise in connection with the Debt Financing, (x) to pay any commitment or other similar fee prior to the Closing Date that is not advanced or substantially simultaneously reimbursed by Parent or (y) to incur any out of pocket cost or expense unless such expense is reimbursed by Parent on the earlier of the Closing Date or termination of this Agreement in accordance with Article IX. Nothing contained in this Section 6.9 shall require the Company or its Subsidiaries to be an issuer or other obligor with respect to the Debt Financing or to authorize or approve the Debt Financing prior to the Closing. All material, non-public information regarding the Company and the Subsidiaries provided to Parent or its Representatives pursuant to this Section 6.9 shall be kept confidential by them in accordance with the NDA except for disclosure to potential lenders and investors as required in connection with the Debt Financing subject to customary confidentiality protections.

6.10         Discharge of Company Funded Indebtedness and Release of Encumbrances. Prior to the Closing Date, the Company shall obtain from each lender or holder of Indebtedness set forth on Schedule 4.5(d) a letter, in form and substance reasonably satisfactory to Parent, (i) specifying the amount of such indebtedness owed to such lender or holder, and (ii) agreeing that, upon such lender's or holder's receipt of the applicable payoff amount, (A) all outstanding obligations of the Company and its Subsidiaries arising under or related to the applicable indebtedness shall be repaid and discharged in full and (B) any Encumbrance's such lender or holder may have in connection therewith shall be released (collectively, the "Payoff Letters").

6.11          Satisfaction of Condition`s Precedent. The Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 8.1 and 8.2, and the Company shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

6.12         Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.13          Directors. Prior to the Effective Time, the Company shall cause each member of the Company Board to execute a letter effectuating his or her resignation as a director of the Company Board effective immediately prior to the Effective Time.

6.14          Public Announcements. The Company shall consult with Parent before issuing, and give Parent a reasonable opportunity to review and comment upon, any employee communication, press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such communication, press release or make any public announcement without the prior consent of Parent, which consent shall not be unreasonably withheld, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

ARTICLE VII
PARENT COVENANTS

During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article IX, Parent covenants and agrees with the Company as follows:

7.1            Advice of Changes. Parent shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or Merger Sub contained in Article V untrue or inaccurate such that the condition set forth in Section 8.3(a) would not be satisfied, or (b) any breach of any covenant or obligation of Parent or Merger Sub pursuant to this Agreement such that the condition set forth in Section 8.3(b) would not be satisfied.

7.2            Regulatory Approvals; Reasonable Best Efforts.

(a)            Upon the terms and subject to the conditions set forth in this Agreement (including without limitation those contained in this Section 7.2), each of Parent, Merger Sub and their respective Subsidiaries shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the obtaining of all permits, waivers, consents, approvals and actions or nonactions required of Parent and/or Merger Sub, as applicable, from Governmental Authorities and the making of all necessary registrations and filings with Governmental Authorities, including filings under the HSR Act, and the taking of all steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities; (ii) promptly execute and file, or join the Company in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement; (iii) the obtaining of all consents or waivers from third Parties required pursuant to material contracts to which Parent and/or Merger Sub is a party, (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent and Merger Sub shall, subject to Applicable Law, promptly (x) cooperate and coordinate with the Company in the taking of the actions contemplated by clauses (i), (ii), (iii) and (iv) immediately above and (y) supply the Company with any information that may be necessary in order to effectuate the taking of such actions. Subject to Applicable Law and the instructions of any Governmental Authority, Parent shall keep the Company reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including (A) informing the Company in writing of any communication (whether written or oral) between Parent and any Governmental Authority regarding any of the transactions contemplated hereby, (B) to the extent practicable under the circumstances, providing the Company and its counsel with the opportunity to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby, and (C) providing the Company with copies of any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, and make, or cause to be made, as promptly as practicable, a response in compliance with such request; provided that Parent shall provide the Company and its Representatives with a reasonable opportunity to review and comment on such response. Neither Parent nor Merger Sub shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed).

(b)            Without limiting the generality of the undertakings pursuant to Section 7.2(a) hereof, Parent and Merger Sub shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Authorities with jurisdiction over the Antitrust Laws information and documents requested by any such Governmental Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional Consents under any other Antitrust Laws as promptly as practicable following the Agreement Date(provided that in the case of the filing under the HSR Act, such filing shall be made within five (5) Business Days of the Agreement Date) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Authority or expiration of applicable waiting periods.

(c)            In the event that any administrative or judicial action or proceeding is instituted by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, Parent and Merger Sub shall cooperate in all respects with the Company and shall contest and resist any such action or proceeding and seek to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that could prohibit, prevent or restrict consummation of the Merger and the other transactions contemplated by this Agreement.

(d)            Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.2 will require, or be construed to require, Parent, Merger Sub or any of their respective Affiliates to agree or proffer to (i) sell, hold separate, divest, discontinue or limit, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent or any of its Affiliates, or assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates, (ii) limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Common Shares), or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates.

7.3            Parent Financing.

(a)            Debt Financing. Parent shall, and shall cause Merger Sub to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments, including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Parent or Merger Sub to obtaining the Debt Financing (including by consummating the Equity Financing at or prior to Closing), (iii) enter into definitive agreements with respect thereto on terms and conditions contained in the Debt Financing Commitments or consistent in all material respects with the Debt Financing Commitments, or on other terms that would not materially and adversely impact the ability of Parent to timely consummate the transactions contemplated hereby, and (iv) draw down on the Debt Financing if the conditions to the availability of the Debt Financing have been satisfied or waived. Parent shall not, and shall cause Merger Sub to not, agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Debt Financing Commitment or any definitive agreements related to the Debt Financing, if such amendment, supplement, modification or waiver would (A) reduce the aggregate amount of the Debt Financing, or (B) impose new or additional conditions, or otherwise amend, modify or expand any conditions to the receipt of the Debt Financing, in the case of either clause (A) or (B) above in a manner that would reasonably be expected to (1) materially delay or prevent the Closing Date, (2) make the funding of the Debt Financing (or the satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur or (C) materially adversely impact the ability of Parent or Merger Sub to enforce their rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, the ability of Parent and Merger Sub to consummate the Closing or the likelihood of consummation of the Closing, in each case, without the Company's prior written consent; provided, however, that Parent and Merger Sub may amend the Debt Financing Commitments or any definitive agreements related to the Debt Financing to add lenders, lead arrangers, bookrunners, syndication agents, other funding sources, additional equity financiers or similar entities who had not executed the Debt Financing Commitments as of the Agreement Date. Upon any such amendment, supplement or modification of the Debt Financing Commitments in accordance with this Section 7.3(a), Parent shall provide a copy thereof to the Company and the term "Debt Financing Commitments" shall mean the Debt Financing Commitments as so amended, supplemented or modified. Parent shall keep the Company reasonably apprised of developments relating to the Debt Financing and will provide prompt notice of any material breach or default by any party to the Debt Financing Commitment of which Parent becomes aware or any written communication from any Person with respect to any actual or purported material breach, termination or repudiation by any party to the Debt Financing Commitment.

(b)            Substitute Financing. As an alternative to the Debt Financing, Parent and Merger Sub may obtain substitute financing consistent with the section in the Debt Financing Commitments entitled "Alternative Financing Structure" (the "Substitute Financing") so long as the replacement of the Debt Financing Commitments with commitments for the Substitute Financing (the "Substitute Financing Commitments") would not be adverse in any material respect to the Company, taking the Debt Financing Commitments and the Substitute Financing Commitments as a whole. In the event the Debt Financing is so replaced, the term "Debt Financing Commitments" shall mean the Substitute Financing Commitments and the term "Debt Financing" shall mean the "Substitute Financing".

(c)            Alternative Financing. In the event all or any portion of the Debt Financing becomes unavailable on the terms and conditions described in or contemplated by the Debt Financing Commitments for any reason, Parent shall use its reasonable best efforts to arrange to obtain, as promptly as practicable following the occurrence of such event, alternative financing (the "Alternative Financing") in an amount sufficient to consummate the transactions contemplated by this Agreement which would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Debt Financing or the transactions contemplated by this Agreement. To the extent the Debt Financing is so replaced, the term "Debt Financing Commitments" shall mean the Debt Financing Commitments, if any, and the commitments for the Alternative Financing, together, and the term "Debt Financing" shall mean the Debt Financing, if any, and the Alternative Financing, in the aggregate.

7.4            Indemnification of Company Directors and Officers.

(a)            If the Merger is consummated, then until the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its current and former directors and officers (the "Company Indemnified Parties") pursuant to any indemnification provisions under the Company's Charter, Company Bylaws and any indemnification agreement which has been provided to Parent between the Company and such Company Indemnified Parties, as in effect on the Agreement Date (the "Company Indemnification Provisions"), with respect to claims arising out of acts or omissions occurring prior to the Effective Time. Any claims for indemnification made under this Section 7.4(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(b)            This Section 7.4 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and, notwithstanding Section 10.12 shall be enforceable by the Company Indemnified Parties.

(c)            Prior to the Effective Time, Parent shall purchase directors' and officers' liability insurance coverage for a period of six (6) years after the Effective Time for the Company's current directors and officers for acts or omissions occurring prior to the Effective Time, the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company's existing policies as of the Agreement Date and provided further, that in no event shall Parent be required to pay annual premiums for insurance under this Section 7.4(c) in excess of 200% of the amount of the annual premiums paid by the Company for fiscal year 2013 for such purpose (which fiscal year 2013 premiums are hereby represented and warranted by the Company to be as set forth in Section 7.4(c) of the Company Disclosure Schedule), it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 200% amount.

7.5            Employees; Benefit Plans.

(a)            During the period commencing at the Effective Time and ending on the date which is twelve (12) months after the Effective Time (or if earlier, the date of the employee's termination of employment with Parent and its Subsidiaries), Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the "Company Continuing Employees") with base salary and target cash bonus opportunities (but not, for the avoidance of doubt, equity-based compensation) that are, in the aggregate, no less favorable to the base salary and target cash bonus opportunities provided by the Company and its Subsidiaries on the Agreement Date. The employees covered by this provision will remain at-will employees in all respects. Nothing contained in this Agreement shall confer upon any employee any right with respect to continued employment by Parent or Surviving Corporation, nor shall anything herein interfere with the right of Parent or Surviving Corporation to terminate the employment of any employee (including any Company Continuing Employee) at any time, with or without cause, following the effective date of his or her employment with Parent or Surviving Corporation.

(b)            With respect to any employee benefit plan, program, policy or arrangement that is sponsored, maintained or contributed to by Parent or any of its Subsidiaries (collectively, "Parent Benefit Plans") in which any Company Continuing Employees are or may become eligible to participate in on or following the Effective Time, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation to, to the extent permitted by the terms of the applicable employee benefit plans, programs, policies, or arrangements, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be, as if such service were with Parent or any of its Subsidiaries, for purposes of eligibility to participate, vesting and benefit levels based on seniority; provided, that, such service shall not be recognized (i) for benefit accrual purposes under any Parent Benefit Plan that is a defined benefit pension plan, or (ii) to the extent that such recognition would result in a duplication of benefits.

(c)            Nothing contained in this Agreement shall create any third party beneficiary rights in any Company Continuing Employee or other employee of the Company, or any beneficiary or dependents thereof, with respect to any right of employment (including, without limitation, the compensation, terms and conditions of employment and benefits) or any other legal or equitable right, benefit or remedy of any nature. Nothing in this Agreement, expressed or implied, shall amend, or be deemed to amend, any benefit plan of Parent or the Surviving Corporation or any Benefit Plan, and nothing in this Agreement, express or implied, is intended to, or does, constitute the establishment of, or an amendment to, any benefit plan of Parent or the Surviving Corporation or any Benefit Plan.

7.6           Public Announcements. Parent shall consult with Company before issuing, and give the Company a reasonable opportunity to review and comment upon, any employee communication, press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such communication, press release or make any public announcement without the prior consent of the Company, which consent shall not be unreasonably withheld, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. For the avoidance of doubt, this Section shall not restrict Parent's disclosure of information regarding the transactions contemplated hereby, including any information related to Parent's determination to enter into this Agreement, to investors or prospective investors in Parent so long as such disclosures are made pursuant to a confidentiality agreement containing customary terms.

ARTICLE VIII
CONDITIONS TO CLOSING OF MERGER

8.1           Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

(a)            Governmental Approvals. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(b)            Requisite Company Vote. The Requisite Company Vote shall have been obtained and shall be in full force and effect.

(c)            No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall there be any statute, rule, regulation, law or order enacted, entered, promulgated enforced or deemed applicable to the Merger which prohibits or makes the consummation of the Merger illegal.

8.2            Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions at or prior to the Effective Time, any of which may be waived in writing exclusively by Parent and Merger Sub:

(a)            Representations and Warranties. Each of (i) the representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization and Good Standing), Sections 4.2(a) and (b)(i) (Subsidiaries), Section 4.3(a) (Power, Authority and Consents), and Sections 4.5(a), (b)(i), (iii) and (iv)(A)-(D), (c)(i), (c)(iii) and (c)(v) (Capitalization of the Company), shall be true and correct in each case as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); provided, however, in the case of Sections 4.5(a), (b)(i), (b)(iii), (b)(iv)(A)-(D), (c)(i), (c)(iii) and (c)(v), subject to any changes that are de minimis in amount or significance; and (ii) the remaining representations and warranties of the Company set forth in this Agreement that are qualified by materiality or "Material Adverse Effect" shall be true and correct (as so qualified) and each of the remaining representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and Parent shall have received a certificate signed on behalf of the Company by an authorized representative of the Company to such effect.

(b)            Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by an authorized representative of the Company to such effect.

(c)             Litigation. There shall not be pending any Action by any Governmental Authority, or by any other Person (i) having a reasonable likelihood of success, and that (ii) if successful would result in a Material Adverse Effect.

(d)            FIRPTA Certificate. The Company shall have furnished to Parent a certification in accordance with Treasury Regulation § 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and an associated form of notice to the Internal Revenue Service prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and otherwise in form and substance reasonably satisfactory to Parent.

(e)            Payoff Letters/Encumbrance Releases. The Company shall have delivered to Parent duly executed copies of the Payoff Letters with respect to all outstanding Indebtedness set forth on Section 4.5(d) of the Company Disclosure Schedule and providing a mechanism for obtaining and/or filing any necessary UCC termination statements, authorizations or other releases as may be reasonably required to evidence the satisfaction of such indebtedness.

(f)            Absence of Material Adverse Effect. Since the Agreement Date there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

8.3           Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions at or prior to the Effective Time, any of which may be waived, in writing, exclusively by the Company:

(a)            Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality or "Parent Material Adverse Effect" shall be true and correct (as so qualified), and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(b)            Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Effective Time except for such obligations which individually or in the aggregate do not constitute a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

8.4            Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party's breach of this Agreement.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1           Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote shall have been obtained, by mutual written consent of the Company and Parent.

9.2           Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after (except as otherwise provided below) the Requisite Company Vote shall have been obtained, by action taken or authorized by Parent or the Company if:

(a)            the Closing shall not have been consummated by 5:00 p.m. Eastern time on February 15, 2014 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 9.2(a) shall not be available to (i) any party whose breach of any covenant or obligation under this Agreement has been the proximate cause of, or resulted in, the failure of the Closing to occur prior to the End Date, and (ii) the Company if, at the time of any such intended termination by the Company, either Parent or the Company shall be entitled to terminate this Agreement pursuant to Section 9.2(b);

(b)            the Requisite Company Vote shall have failed to have been obtained at the Shareholders Meeting (after giving effect to all adjournments or postponements thereof at which this Agreement has been voted upon); or

(c)            if (i) any court of competent jurisdiction or other Governmental Authority shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable, or (ii) if there shall be any Applicable Law that makes the consummation of the Merger illegal or otherwise prohibited; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.2(c) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Sections 6.4(c) and 7.2(c), as applicable.

9.3            Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after (except as otherwise provided below) the Requisite Company Vote shall have been obtained, by the Company if:

(a)            (i) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or (ii) any such representations or warranty shall have become untrue or incorrect, such that as a result of such breach or untruth the conditions set forth in Section 8.3(a) would not be satisfied, if occurring or continuing at the Effective Time, and such breach or failure to be true and correct is not cured by the earlier of (1) the End Date and (2) thirty (30) calendar days following receipt of written notice from the Company of such breach or failure (or such longer period to which the Company shall agree, during which Parent or Merger Sub exercises reasonable commercial efforts to cure); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(a) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement;

(b)            prior to the Requisite Company Vote having been obtained, (i) the Company Board has authorized the Company to enter into a definitive acquisition agreement with respect to a Superior Proposal, (ii) the Company has complied with each of its obligations under Section 6.5, and (iii) simultaneously with the termination of this Agreement, the Company enters into a definitive acquisition agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided that the right of the Company to terminate this Agreement pursuant to this Section 9.3(b) is conditioned on and subject to the prior or concurrent payment to Parent by the Company of the Termination Fee in accordance with Section 9.6(a); or

(c)            the Company has satisfied (or Parent has waived) each of the conditions to Parent's and Merger Sub's obligations to consummate the transactions contemplated by this Agreement pursuant to Sections 8.1 and 8.2 hereof, and the Company has indicated in writing to Parent that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement on the date required by Section 2.2 and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within two (2) Business Days following the date on which the Closing should have occurred pursuant to Section 2.2.

9.4            Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote shall have been obtained, by Parent if:

(a)            (i) there has been a Change in Board Recommendation, (ii) the Company shall have breached or failed to perform any of its material obligations set forth in Section 6.5 or 6.6(a), or (iii) the Company or the Company Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions; or

(b)            (i) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement (other than with respect to a breach of Section 6.5 or 6.6(a), as to which Section 9.4(a)(iii) shall apply), or (ii) any such representation or warranty shall have become untrue or incorrect, such that as a result of such breach or untruth the conditions set forth in Section 8.2(a) would not be satisfied, if occurring or continuing at the Effective Time, and such breach or failure to be true and correct is not cured by the earlier of (1) the End Date and (2) thirty (30) calendar days following receipt of written notice from Parent of such breach or failure (or such longer period to which Parent shall agree, during which the Company exercises reasonable commercial efforts to cure); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.4(b) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement.

9.5            Notice of Termination; Effect of Termination and Abandonment. The party hereto desiring to terminate this Agreement pursuant to this Article IX shall give written notice of such termination to the other parties hereto specifying the provision or provisions of this Article IX pursuant to which such termination is purportedly effected and including reasonable detail of the circumstances giving rise to such termination. If this Agreement is terminated pursuant to this Article IX, this Agreement shall become void and of no effect, without any liability on the part of any party hereto or any of their respective representatives; provided that, (i) the NDA, the Limited Guaranty (only to the extent reflected therein) and the provisions of Section 4.17 and 5.6 (Merger Expenses), Sections 6.14 and 7.6 (Public Announcements), Section 9.8 (Limitation on Liability), this Section 9.5, Section 10.10 (Expenses), Section 10.12 (Notices), Section 10.15 (Entire Agreement), Section 10.14 (Third Party Beneficiaries), Section 10.2 (Governing Law), Section 10.3 (Submission to Jurisdiction; Limitation on Suits Against Financing Sources), Section 10.5 (Assignment; Binding Upon Successors and Assigns), Section10.8 (Remedies; Specific Performance), Section 10.4 (Waiver of Jury Trial), Section 10.6 (Severability) and Section 10.13 (Interpretation; Rules of Construction) shall survive the termination hereof, (ii) the Company or Parent shall have such liability as provided for in Sections 9.6 below and 10.10 (Expenses), and (iii) subject to Section 9.8, (including the limitation on liability set forth therein), no such termination shall relieve any party from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity. Notwithstanding the forgoing, in no event shall any party hereto be liable for punitive damages.

9.6            Termination Fee and Expenses.

In the event that:

(a)            (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to the Company Shareholders or is otherwise publicly disclosed or otherwise communicated to the Company or the Company Board, (B) this Agreement is terminated by the Company or Parent pursuant to Section 9.2(a) or Section 9.2(b) or by Parent pursuant to Section 9.4(b), and (C) within 12 months after the date of such termination the Company enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to "15%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50%");

(b)            this Agreement is terminated by Parent pursuant to Section 9.4(a); or

(c)            this Agreement is terminated by the Company pursuant to Section 9.3(b);

then, in any such event, the Company shall pay to Parent a fee of $11.0 million (the "Termination Fee") less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 9.6(b), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion; provided, that the payment by the Company of the Termination Fee pursuant to this Section 9.6 shall not relieve the Company from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud. Payment of the Termination Fee shall be made by wire transfer of same day funds to the account designated by Parent (i) promptly after (and, in any event, within fifteen (15) Business Days of) the earliest to occur of any of the events requiring the payment of the Termination Fee pursuant to Section 9.6(a), (ii) promptly (and, in any event, within fifteen (15) Business Days of termination), in the case of termination by Parent pursuant to Section 9.4(a), or (iii) at the time required by Section 9.3(b), in the case of a termination by the Company pursuant to Section 9.3(b).

(d)            In the event that this Agreement is terminated by the Company or Parent pursuant to Section 9.2(b) or by Parent pursuant to Section 9.4(b) under circumstances in which the Termination Fee is not then payable pursuant to Section 9.6(a), then the Company shall reimburse Parent and its Affiliates for all of their reasonable out of pocket fees and expenses (including all fees and expenses of Financing Sources, counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the "Parent Expenses"), up to a maximum amount of $7.5 million; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 9.6(d), (i) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 9.6(a) except to the extent indicated in such Section, and (ii) shall not relieve the Company from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud. Payment of the Parent Expenses shall be made by wire transfer of same day funds to the account designated by Parent promptly (and, in any event, within fifteen (15) Business Days) after the Company has been notified of the amounts thereof by Parent.

(e)            In the event this Agreement is terminated by the Company pursuant to Section 9.3(c), Parent shall pay to the Company a termination fee equal to $19.0 million (the "Reverse Termination Fee") promptly (and, in any event, within fifteen (15) Business Days after the date of such termination).

9.7           Acknowledgement. Each Party acknowledges that (a) the agreements contained in this Article IX are an integral part of the transactions contemplated by this Agreement, and (b) without the agreements contained in this Article IX, neither Parent nor the Company would have entered into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to promptly pay any amount due pursuant to Section 9.6 or and, in order to obtain such payment, the Company, Parent and/or Merger Sub commences a suit that results in a judgment against the Company or Parent, as the case may be, for the amount set forth in Section 9.6 or any portion thereof, the prevailing party in such suit shall pay to the other party its costs and expenses (including reasonable attorneys' fees and expenses) incurred by it and its Affiliates in connection with such suit, together with interest on such amount or portion thereof until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

9.8            Limitation on Liability. Notwithstanding anything to the contrary in this Agreement:

(a)            No Parent Party, except Parent, Merger Sub and the Guarantors (but only to the extent set forth in the Limited Guaranty), shall have any liability for any obligation or liability to the Company, any of its Affiliates or any of its or their direct or indirect shareholders for any claim for any loss suffered as a result of any breach of this Agreement, the Limited Guaranty or the Financing Commitments (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise;

(b)            Without limiting the right of the Company to seek specific performance in accordance with Section 10.8, the maximum aggregate liability of Parent, Merger Sub and the Guarantors for any loss suffered as a result of any breach of this Agreement, the Limited Guaranty or the Financing Commitments (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to the amount of the Reverse Termination Fee (inclusive of the payment of the Reverse Termination Fee), and in no event shall the Company seek to, and the Company shall cause its Affiliates and its and their direct and indirect shareholders not to seek to, recover any money damages (including consequential, indirect or punitive damages) in excess of such amount; and

(c)            Without in any way limiting the generality of Section 9.8(a), upon payment of the Reverse Termination Fee, no Parent Party shall have any further liability or obligation to the Company, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Limited Guaranty or the Financing Commitments, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, the Company shall not seek to, and shall cause its Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, indirect or punitive damages, or damages on account of a willful and material breach) or obtain any equitable relief from any Parent Party.

ARTICLE X
MISCELLANEOUS

10.1          Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. None of the covenants or agreements of the parties in this Agreement shall survive the Effective Time, other than those covenants and agreements contained herein which by their terms apply, or that are to be performed in whole or in part, after the Effective Date, which shall survive the consummation of the Merger until fully performed.

10.2          Governing Law. The internal laws of the State of California, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

10.3          Submission to Jurisdiction; Limitation on Suits Against Financing Sources. Each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of any court of proper subject matter jurisdiction in the State of California in the event any dispute arises out of this Agreement or the Merger, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any Action relating to this Agreement or the Merger in any court other than a court in the State of California, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action related to or arising out of this Agreement or the Merger, that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Notwithstanding the foregoing or anything else to the contrary and without limiting the generality of Section 9.8(a), each of the parties hereto agrees that it will not bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or the transactions contemplated by this Agreement, including without limitation any dispute arising out of or relating to the Equity Commitment, Debt Financing Commitment, the Alternative Financing or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or any New York State Court sitting in New York City, and that the provisions of Section 10.4 relating to the waiver of jury trial shall apply to any such Action.

10.4          Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.5          Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Parent, including any successor to, or assignee of, all or substantially all of the business and assets of Parent. Except as set forth in the preceding sentence, no party hereto may assign or delegate, in whole or in part, any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

10.6          Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable under any Applicable Law or jurisdiction, then (a) such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the (b) remainder of this Agreement and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.7          Counterparts. This Agreement may be executed in any number of original, facsimile or .PDF counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

10.8          Remedies; Specific Performance.

(a)            Subject to Section 9.8, if any party should breach its covenants or agreements under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the parties agree that, in addition to any other available rights or remedies they may have under this Agreement, (i) Parent may sue in equity for specific performance and/or to obtain an injunction or injunctions to prevent or restrain breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of such parties in any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith and (ii) the Company shall be entitled to specific performance only to the extent described in Section 10.8(b) and (c).

(b)            Subject to Section 9.8, the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to draw down the Equity Financing or to consummate the Merger only if:

(i)                all conditions in Sections 8.1 and 8.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied;

(ii)               Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 2.2;

(iii)              the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing; and

(iv)              the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur.

(c)            Subject to Section 9.8, prior to any termination of this Agreement in accordance with Section 9.3, the Company shall be entitled to seek specific performance of the obligation of Parent pursuant to the terms of this Agreement to draw down on the Debt Financing if the conditions to the availability of the Debt Financing have been satisfied or waived, but only in the event that each of the following conditions has been satisfied:

(i)                all of the conditions set forth in Sections 8.1 and 8.2 have been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing);

(ii)               Parent fails to complete the Closing by the date the Closing is required to occur pursuant to Section 2.2;

(iii)             all of the conditions to the consummation of the Debt Financing provided by the Debt Financing Commitments (or, if Alternative Financing is being used, pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing); and

(iv)            the Company has irrevocably confirmed in writing to Parent that the Company is ready, willing and able to consummate the Closing and if specific performance is granted and the Equity Financing and Debt Financing (or Alternative Financing) are funded, and Parent otherwise complies with its obligations hereunder, then the Closing will occur; provided, however, that in no event shall Parent be obligated to bring any Action against any of the other parties to the Debt Financing Commitment for breach of such party's obligations under any Debt Financing Commitment or definitive financing agreement in order to enforce such party's obligation.

10.9          Amendments and Waivers. Any term or provision of this Agreement may be amended, modified or supplemented, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto as provided in this Section 10.9 at any time before or after adoption of this Agreement by the Requisite Company Vote, but, after such adoption, no amendment shall be made which by Applicable Law requires the further approval of the Company Shareholders without obtaining such further approval. Notwithstanding anything to the contrary contained herein, Sections 9.5, 9.8, 10.1, 10.3, 10.4, 10.14(a) and this Section 10.9 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 9.5, 9.8, 10.1, 10.3, 10.4, 10.14(a) and this Section 10.9) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources. At any time prior to the Effective Time, each of Company and Parent, may, to the extent authorized by their respective Board of Directors and to the extent permitted by Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein; provided, however, that after the Requisite Company Vote has been obtained, no waiver may be made that pursuant to Applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure or delay of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

10.10        Expenses. Except as otherwise provided in Section 9.6, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby, whether or not the Merger is consummated. Notwithstanding the foregoing, (a) Parent and the Company shall share equally all filing fees required in connection with filings made under the HSR Act, and (b) in the event this Agreement is terminated for any reason other than by the Company pursuant to Section 9.3(b), or Parent pursuant to 9.4(a) or 9.4(b), Parent shall reimburse the Company for half of the aggregate fees (other than attorneys' fees) and expenses incurred in connection with filing the Company Proxy Statement and calling the Shareholders Meeting.

10.11       Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.12        Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile or email, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be deemed duly given (a) upon receipt, if hand delivered, (b) upon written confirmation of receipt by facsimile or email, if delivered by facsimile or email, (c) three (3) Business Days after mailing if sent by mail, and (d) one (1) Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.12:

If to Parent or Merger Sub:

Nest Parent, Inc.
c/o Aurora Capital Group
10877 Wilshire Blvd., 21st Floor
Los Angeles, CA 90024
Attention: Timothy J. Hart
Email address: thart@auroracap.com

with a copy (which shall not constitute notice pursuant to this Section 10.12) to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East
40th Floor
Los Angeles CA 90067
Attention: Ari B. Lanin
Email address: alanin@gibsondunn.com
Facsimile: (310) 552-7046

If to the Company:

National Technical Systems, Inc.
24007 Ventura Blvd., Suite 200
Calabasas, California 91302
Attention: Chief Executive Officer
Email: bill.mcginnis@nts.com

with a copy (which shall not constitute notice pursuant to this Section 10.12) to:

Sheppard, Mullin, Richter & Hampton LLP
333 South Hope Street

Forty-Third Floor
Los Angeles, CA 90071
Attention: Lawrence Braun, Esq. and James A. Mercer III, Esq.
Email: lbraun@sheppardmullin.com; jmercer@sheppardmullin.com

10.13        Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation". The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term "or" is not exclusive. The word "will" shall be construed to have the same meaning and effect as the word "shall." References to days mean calendar days unless otherwise specified. All references to "dollars" or "$" or "US$" in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The headings and table of contents contained in this Agreement or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.14       Third Party Beneficiary Rights.

(a)            Except as expressly provided herein, no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, shareholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement. Notwithstanding the foregoing, (i) the provisions of Section 9.8(a) and 9.8(c) shall be enforceable against the Company (but not Parent or Merger Sub) by each Financing Source and its successors and assigns, (ii) each Parent Party shall be a third party beneficiary of Sections 9.8(a), 9.8(c) and 10.9, (iii) the provisions of this Section 10.14, the last sentence of Section 10.3 and Section 10.4 shall be enforceable against all parties to this Agreement by each Financing Source and its successors and assigns and no amendment or modification to such provisions including without limitation this Section10.14 in any respect relating to any Financing Source may be made without the prior consent of such provider of such Financing Source and (iv) the Guarantors shall be a third party beneficiary of Section 9.8(b).

(b)            The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.9 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.

10.15        Entire Agreement. This Agreement, the exhibits and schedules hereto, the NDA, and the Limited Guaranty constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the NDA, which Parent and the Company agree shall continue to be in full force and effect following the execution of this Agreement; provided, however, the parties agree that no provision of the NDA shall limit in any respect the rights of Parent, the Guarantors or any of their Affiliates to assign or syndicate any portion of their Equity Financing, subject to the terms of the Equity Financing Commitment Letter. In the event of any conflict between the terms of this Agreement and the terms of the NDA, the terms of this Agreement shall control. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEST PARENT, INC.		NATIONAL TECHNICAL SYSTEMS, INC.

By:	/s/ Timothy J. Hart	By:	/s/ William McInnis

Name:	Timothy J. Hart	Name:	William McInnis

Title:	Vice President, Secretary and General Counsel	Title:	Chief Executive Officer

NEST MERGER SUB, INC.

By:	/s/ Timothy J. Hart

Name:	Timothy J. Hart

Title:	Vice President, Secretary and General Counsel

[Signature Page to Agreement and Plan of Merger]